UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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JELD-WEN HOLDING, INC.
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March 25, 2019

Dear Fellow Shareholders:

On behalf of the Board of Directors, I invite you to attend the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of JELD-WEN Holding, Inc., on Thursday, May 9, 2019, at 8:00 a.m. (Eastern Time) at our headquarters located at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273.

At the Annual Meeting, you will be asked to: (i) elect four Class II directors to our Board of Directors, (ii) approve, on a nonbinding, advisory basis, the compensation of our named executive officers, (iii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2019 and (iv) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting. In addition, management will report on the progress of our business and respond to comments and questions of general interest to our shareholders.

It is important that your shares be represented and voted, regardless of whether you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy or voting card. Voting by Internet, telephone or mail will ensure your shares are represented at the Annual Meeting. If you attend the meeting in person, you may choose to revoke your proxy and vote in person.

Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, on March 25, 2019, we mailed a Notice of Internet Availability of Proxy Materials to each of our shareholders providing instructions on how to access our proxy materials and the 2018 Annual Report over the Internet. While the Notice of Internet Availability of Proxy Materials cannot itself be used to vote your shares, it provides instructions on how to vote online or by telephone and includes instructions on how to request a printed set of the proxy materials, including the 2018 Annual Report.

On behalf of management and our Board of Directors, we thank you for your continued support and interest in JELD-WEN Holding, Inc.

Sincerely,

Kirk A. Hachigian Chairman of the Board of Directors

JELD-WEN Holding, Inc. Notice of 2019 Annual Meeting of Shareholders
Date: Thursday, May 9, 2019	• • • • • • • • • • • • • •	Time: 8:00 a.m. Eastern Time	• • • • • • • • • • • • • •	Location: JELD-WEN Holding, Inc. Headquarters 2645 Silver Crescent Drive Charlotte, North Carolina 28273
Record Date
March 11, 2019. Only shareholders of record of the Company’s common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business	•	To elect four nominees as Class II directors to our Board of Directors;
	•	To approve, on a nonbinding, advisory basis, the compensation of our named executive officers;
	•	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2019; and
	•	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.
Proxy Materials
Attached to this meeting notice you will find a proxy statement that contains further information about the items upon which you will be asked to vote and the meeting itself. Your vote is very important — you may vote on the Internet, by telephone or by completing and mailing a proxy or voting card as explained in the attached Proxy Statement.

Admission to the Meeting
To attend the Annual Meeting, shareholders will be asked to present a valid photo identification and proof of share ownership as described in the “Information about the Annual Meeting and Voting” section of the attached Proxy Statement.

Proxy Voting
Important. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy by Internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Information about the Annual Meeting and Voting” section in the attached Proxy Statement.

Access to Proxy Materials
A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials (including the 2019 Proxy Statement and 2018 Annual Report) were first mailed on or about March 25, 2019 to all shareholders entitled to vote at the Annual Meeting, and the proxy materials were posted under the Financials section on the Company’s website, investors.jeld-wen.com, and on the website referenced in the Notice on the same day.

On behalf of the Board of Directors,

Rebekah J. Toton
Corporate Secretary

Charlotte, North Carolina
March 25, 2019

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, Proxy Statement, Proxy Card and 2018 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2018, are available at www.proxyvote.com.

2019 PROXY STATEMENT SUMMARY

This summary highlights information about JELD-WEN Holding, Inc. and the upcoming 2019 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting. Unless the context otherwise requires, all references in this Proxy Statement to “JELD-WEN,” “Company,” “we,” “us” and “our” refer to JELD-WEN Holding, Inc. and its subsidiaries.

Our mailing address and principal executive office is 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. Our website is located at investors.jeld-wen.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

How to Vote Your Shares

If you were a shareholder of record as of March 11, 2019, you may cast your vote in one of the following ways:

Internet Visit www.proxyvote.com and follow the instructions on your proxy card.	Phone Call 1-800-690-6903 or the number on your proxy card or voting instruction form. You will need the 16-digit control number provided on your proxy card or voting instruction form.	Mail Complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	In Person See “Questions and Answers About the Annual Meeting - How can I attend the Annual Meeting?” on page 48 for details on what to bring to the Annual Meeting.

If you hold your shares in “street name,” you should follow the instructions provided by your bank or broker.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors (the “Board”) is committed to maintaining the highest standards of integrity and ethics and to the continuous improvement of our corporate governance principles and practices. The following are some highlights of our governance framework:

•	Separation of the roles of CEO and Chairman of the Board
•	Majority of directors are independent
•	Fully independent board committees
•	Adoption of clawback, anti-hedging and anti-pledging policies
•	Director resignation policy for directors elected by less than a majority vote
•	Mandatory retirement age for directors
•	Minimum stockholding requirements for directors and executives
•	Limitation on the number of public boards on which a director may serve
•	Annual self-evaluation of the Board and its committees
•	Annual organization and talent reviews conducted by the Board

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Voting Matters and Board RecommendationS
Proposal 1: Elect Four Class II Directors to Our Board of Directors

We are asking our shareholders to elect the following Class II Director nominees:

William F. Banholzer, Ph.D.	Martha (Stormy) Byorum	Greg G. Maxwell	Matthew Ross
Director Since: 2017	Director Since: 2014	Director Since: 2017	Director Since: 2011
Occupation: Research Professor at the University of Wisconsin in Chemical and Biological Engineering and Chemistry Departments	Occupation: Founder and CEO of Cori Investment Advisors, LLC	Occupation: Former Executive Vice President, Finance, and CFO of Phillips 66	Occupation: Managing Director of Onex Partners
Independent: Yes	Independent: Yes	Independent: Yes	Independent: No
Committees: Compensation Committee; Governance and Nominating Committee	Committees: Audit Committee; Governance and Nominating Committee (Chair)	Committees: Audit Committee (Chair)	Committees: None

If elected, each director would serve for a three-year term concluding at the annual meeting of shareholders to be held in 2022, or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. The Board recommends that you vote FOR each director nominee.

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Proposal 2: Advisory Vote to Approve the Compensation of Our Named Executive Officers

We are asking our shareholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as described in the “Compensation of Executive Officers” section of this Proxy Statement beginning on page 17.

Executive Compensation Practices

During 2018, our Compensation Committee reviewed our compensation programs and practices to ensure alignment with our compensation philosophy.

Our compensation practices include:		Our compensation practices do not include:
✔	Base Salary and an Annual Management Incentive Plan	×	Hedging or Pledging Stock
✔	Long-Term Equity Incentives	×	Options Repricing
✔	Clawback Policy	×	Excessive Perquisites for Executives
✔	Stock Ownership Requirements	×	Tax Gross-Ups Including Excise Taxes in Connection with a Change in Control
✔	Double-Trigger Vesting Upon a Change in Control
✔	Tally Sheets and Risk Analysis

2018 Executive Compensation Highlights

Our compensation program is premised on a pay-for-performance philosophy and places a significant percentage of NEO compensation at risk. In 2018, we compensated our NEOs that are current employees as follows:

Base Salary	A fixed, competitive component of compensation based on duties and responsibilities.	Page 20
Annual Management Incentive Plan	Designed to motivate achievement of short-term performance goals by linking a portion of NEO compensation to the achievement of our operating plan.	Page 20
Long-Term Incentive Plan	Designed to encourage performance that creates a strong pay-for-performance alignment of the Company’s compensation program and long-term shareholder value creation.	Page 24
Proposal 3: Ratification of the Selection of Independent Auditor

We are asking our shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for 2019. Information on professional services performed and fees billed by PwC are presented beginning on page 39 of this Proxy Statement.

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JELD-WEN HOLDING, INC. 2019 PROXY STATEMENT

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2019

1. CORPORATE GOVERNANCE AT JELD-WEN

Corporate Governance

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our shareholders. We regularly review and consider our corporate governance policies and practices, taking into account the Securities and Exchange Commission’s (the “SEC”) corporate governance rules and regulations, the corporate governance standards of the New York Stock Exchange (the “NYSE”), and shareholder feedback.

We have adopted the JELD-WEN Holding, Inc. Board Guidelines on Corporate Governance Matters (the “Corporate Governance Guidelines”), which provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

•	The composition, structure and policies of the Board and its committees;
•	Director qualification standards;
•	Expectations and responsibilities of directors;
•	Management succession planning;
•	The evaluation of Board performance;
•	Principles of Board compensation; and
•	Communications with shareholders and non-management directors.

Our Corporate Governance Guidelines further require that the Board, acting through the Governance and Nominating Committee (as described below), conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. In addition, our Corporate Governance Guidelines require that each committee conduct an annual self-evaluation to assess its compliance with the requirements of its charter and the Corporate Governance Guidelines, as well as ways in which committee processes and effectiveness may be enhanced.

Our Corporate Governance Guidelines are posted in the Governance section of our website at investors.jeld-wen.com. Our Governance and Nominating Committee reviews the Corporate Governance Guidelines at least annually to ensure that they effectively promote the best interests of both the Company and our shareholders and that they comply with all applicable laws, regulations and the corporate governance standards of the NYSE. In 2018, the Board amended the Corporate Governance Guidelines to reflect changes as a result of the Company no longer being a “controlled company,” as well as other enhancements to reflect best practices in corporate governance.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and Ethics (“Code of Business Conduct”). The Code of Business Conduct is available in the Governance section of our website at investors.jeld-wen.com. In the event that we amend or waive certain provisions of the Code of Business Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose the same on our website.

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Board Composition

In accordance with the terms of our Restated Certificate of Incorporation and our Amended and Restated Bylaws (our “Bylaws”), our Board is divided into three classes – Class I, Class II and Class III – with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Kirk Hachigian, Gary S. Michel, Anthony Munk and Steven Wynne, whose terms are set to expire at the annual meeting of shareholders to be held in 2021. Mr. Hachigian has indicated his intention to retire at the conclusion of the Annual Meeting;
•	The Class II directors are William F. Banholzer, Martha (Stormy) Byorum, Greg G. Maxwell and Matthew Ross, whose terms are expiring at the Annual Meeting. If re-elected, each of these directors’ terms will next expire at the annual meeting of shareholders to be held in 2022; and
•	The Class III directors are Suzanne Stefany, Bruce Taten and Roderick Wendt, whose terms are set to expire at the annual meeting of shareholders to be held in 2020.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility in determining the appropriate leadership structure for the Company. Our Board has elected to separate the roles of Chief Executive Officer and Chairman. These positions are currently held by Gary Michel, our President and Chief Executive Officer, and Kirk Hachigian, our Chairman. The Board believes that a leadership structure that separates these roles is appropriate for the Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman provides guidance to the Chief Executive Officer, chairs board meetings, presides over executive sessions of non-management directors and provides information to the members of our Board in advance of such meetings. Following Mr. Hachigian’s anticipated retirement at the conclusion of the Annual Meeting, Matthew Ross will assume the role of Chairman.

Risk Oversight

Our Board oversees management’s enterprise-wide risk management function, both as a collective Board and through its committees. At least annually, the Board reviews strategic risks and opportunities facing the Company. Other important categories of risk are assigned to designated Board committees that report back to the full Board. In general, the committees oversee the following:

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks related to major financial risk exposures, significant legal, regulatory and compliance issues, internal controls and the overall risk assessment and risk management function
Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation, and executive succession planning
Governance and Nominating Committee
Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence, as well as shareholder concerns

The Audit Committee meets at least quarterly with our Chief Financial Officer, head of Internal Audit, General Counsel and our independent auditor to receive regular updates regarding management’s assessment of risk exposures, including liquidity, credit and operational risks such as data privacy and cybersecurity, and the processes in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting.

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The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, monitor incentive and equity-based compensation plans and, at least annually, review the Company’s compensation programs to ensure they are appropriately aligned with the Company’s strategic direction and avoid incentivizing unnecessary or excessive risk taking.

The Governance and Nominating Committee meets quarterly to oversee risks related to overall corporate governance, including board and committee composition, director candidates and independence matters, and actively engages in overseeing risks associated with succession planning for the Board and senior management.

Our Board believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Meetings of the Board and Its Committees

During the fiscal year ended December 31, 2018, the Board held six meetings. All of the directors who served during the fiscal year ended December 31, 2018 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenures. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member and the annual meeting of shareholders. Attendance by telephone or videoconference is deemed attendance at a meeting. All of our directors attended the annual meeting of shareholders held in 2018.

Pursuant to our Corporate Governance Guidelines, our Board plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings with no members of senior management present. Our Chairman presides at these executive sessions.

Communications with the Board

A shareholder or any interested party may submit a written communication to the Board or to the chairperson of any of the Audit, Compensation, or Governance and Nominating Committees, or to the Chairman of the Board or the non-management or independent directors as a group, by addressing such communications to: Corporate Secretary, JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. The Corporate Secretary will, as appropriate, forward such communication to our Board or to any individual director, select directors or committee of our Board to whom the communication is directed. Such communications may be made confidentially or anonymously.

Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee, as described below. Each of these committees currently consists entirely of independent directors. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operates under a written charter approved by the Board, copies of which are available in the Governance section of our website at investors.jeld-wen.com.

2019 Proxy Statement  |  3

The following table shows the membership of each committee of our Board as of December 31, 2018, and the number of meetings held by each committee during the fiscal year ended December 31, 2018. The Board intends to review committee assignments shortly after the Annual Meeting.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee
Kirk Hachigian (1)
William F. Banholzer, Ph.D. (2)		✔	✔
Martha (Stormy) Byorum (1)	✔		Chair
Greg G. Maxwell	Chair
Gary S. Michel
Anthony Munk
Matthew Ross (1)
Suzanne Stefany	✔	✔
Bruce Taten (1)		Chair	✔
Roderick Wendt
Steven Wynne	✔
Number of Meetings in 2018	6	8	4
(1)	On April 26, 2018, in order to comply with the NYSE transition rules regarding independence following our ceasing to be a “controlled company” within the meaning of the NYSE listing requirements, the Board removed Mr. Hachigian from the Governance and Nominating Committee and Mr. Ross from the Compensation Committee and appointed Ms. Byorum and Mr. Taten, respectively, in their stead.
(2)	On April 26, 2018, the Board appointed Mr. Banholzer to the Governance and Nominating Committee.

Audit Committee

Currently, the members of the Audit Committee are Greg Maxwell, as Chair, Martha (Stormy) Byorum, Suzanne Stefany and Steven Wynne. The Board has determined that Mr. Maxwell qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC. The Audit Committee recommends the annual appointment and reviews the independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures and investigations into matters related to audit functions. The Audit Committee is also responsible for risk oversight on behalf of our Board. See “Risk Oversight.” The Board has determined that all members of the Audit Committee are financially literate and independent within the meaning of the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The charter of the Audit Committee permits the committee to delegate, in its discretion, its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee

Currently, the members of the Compensation Committee are Bruce Taten, as Chair, William F. Banholzer and Suzanne Stefany. The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements and authorize the Company to enter into employment and other employee-related agreements.

The charter of the Compensation Committee permits the committee to delegate, in its discretion, its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law. All members of the Compensation Committee are independent within the meaning of the NYSE listing standards.

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Governance and Nominating Committee

Currently, the members of the Governance and Nominating Committee are Martha (Stormy) Byorum, as Chair, William F. Banholzer and Bruce Taten. The Governance and Nominating Committee assists our Board in identifying individuals qualified to be board members, makes recommendations for nominees for committees, reviews related-party transactions, and develops, recommends to the Board and reviews our Corporate Governance Guidelines.

The charter of the Governance and Nominating Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate. All members of the Governance and Nominating Committee are independent within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of our Compensation Committee and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

No Hedging and No Pledging Policy

The Company’s Securities Trading and Disclosure Policy prohibits all directors and executive officers of the Company from engaging in short-term or speculative transactions involving Company securities, including the purchase or sale of financial instruments (including options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock) or other transactions (such as short sales) that are designed to, or that have the effect of, hedging or offsetting any decrease in the market value of Company stock.

Likewise, the policy prohibits pledging of Company stock as collateral by directors and executive officers. The policy also allows the Board to waive the policy under exceptional circumstances. No director or executive officer has pledged Company stock or sought a waiver of the policy since the adoption of the policy in connection with the Company’s initial public offering (“IPO”) in 2017. At the time of the IPO, one director (Mr. Wendt) had an outstanding pledge of 220,000 shares (approximately 6% of his beneficial holdings at the time) securing a loan that had been in effect for several years. Because the pledge was entered prior to the adoption of the policy and to avoid any hardship on Mr. Wendt that would have resulted from requiring him to eliminate the pledge, the Board granted a waiver for the existing pledge at the time of the IPO, and that pledge remains outstanding. Mr. Wendt has advised the Board that he is endeavoring to reduce the size of and ultimately eliminate the pledge of Company stock.

Director and Executive Officer Share Ownership Guidelines

Our directors, executive officers and certain other senior executives are required to maintain a minimum equity stake in the Company. This policy reflects the Board’s belief that our directors and most senior executives should maintain a significant personal financial stake in JELD-WEN to promote long-term shareholder value. In addition, the policy helps align executive and shareholder interests, which reduces the incentive for excessive short-term risk taking. Each of our NEOs and certain other executive officers are required to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary, which ranges from one to five times base salary, as shown in the table below. In addition, our directors must obtain common stock or restricted stock units (“RSUs”) with a value equivalent to four times the annual cash retainer within five years of the later of the IPO or joining the Board. Each director and executive officer subject to a share ownership requirement must retain 50% of all net shares (post-tax) that vest until achieving his or her minimum share ownership requirement.

Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
Other Executive Officers	2x annual base salary
Other officers designated by the Board	1x annual base salary

2019 Proxy Statement  |  5

2. Board of Directors

Role of the Board of Directors

The Board oversees the management of the Company’s business and affairs. Shareholders elect the members of the Board to act on their behalf and to oversee their interests. Unless reserved to the shareholders under applicable law or our Bylaws, all corporate authority resides in the Board as the representative of the shareholders.

The Board selects and appoints executive officers to manage the day-to-day operations of the Company, while retaining ultimate oversight responsibilities. Together, the Board and management share an ongoing commitment to the highest standards of corporate governance and ethics. The Board reviews all aspects of our governance policies and practices, including our Corporate Governance Guidelines and the Company’s Code of Business Conduct, at least annually and makes changes as necessary. The Corporate Governance Guidelines and the Code of Business Conduct, along with all committee charters, are available in the Governance section of the Company’s website at investors.jeld-wen.com.

Director Selection Process and Qualifications

The Governance and Nominating Committee is responsible for identifying and reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board. The Governance and Nominating Committee does not apply any specific minimum qualifications when considering director nominees. Instead, the Governance and Nominating Committee considers all factors it deems appropriate, which may include, among others:

•	ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board;
•	the Board’s size and composition;
•	our corporate governance policies and any applicable laws;
•	individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively;
•	the number of other public and private company boards on which a director candidate serves; and
•	consideration of director nominees properly proposed by third parties with the legal right to nominate directors or by shareholders in accordance with our Bylaws.

The Governance and Nominating Committee monitors the mix of specific experience, qualifications and skills of the directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Company does not have a formal policy with respect to diversity, as a matter of practice, the Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Shareholders may also nominate directors for election at the Company’s annual shareholders meeting by following the provisions set forth in our Bylaws, whose qualifications the Governance and Nominating Committee will consider and evaluate on a basis substantially similar to the basis on which it considers other nominees.

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Members of the Board of Directors

The following table sets forth, as of March 11, 2019, the name and age of each director of the Company:

Name	Age	Position
Kirk Hachigian	58	Chairman of the Board
William F. Banholzer, Ph.D.	62	Director
Martha (Stormy) Byorum	70	Director
Greg G. Maxwell	62	Director
Gary S. Michel	56	Director and Chief Executive Officer
Anthony Munk	58	Director
Matthew Ross	42	Director
Suzanne Stefany	55	Director
Bruce Taten	63	Director
Roderick Wendt	64	Vice Chairman and Director
Steven Wynne	66	Director

Set forth below is a brief account of the business experience and qualifications of each of our directors, except for Mr. Hachigian, who has indicated his intention to retire from the Board at the conclusion of the Annual Meeting.

William F. Banholzer, Class II Director. Dr. Banholzer has served on our Board since August 2017. Since October 2013, he has served as a Research Professor at the University of Wisconsin, with appointments in the Chemical & Biological Engineering Department, Chemistry Department and the Wisconsin Energy Institute. After a 30-year career in industrial research, Dr. Banholzer retired from Dow Chemical Company (“Dow Chemical”) in January 2014 having served, most recently, as Executive Vice President since 2010 and as Chief Technology Officer since July 2005. In addition to his CTO role, he also led Dow Chemical’s Venture Capital, Licensing and New Business Development activities. He also served as a member of the board of directors for Dow Corning Corporation, Dow Kokam and for the philanthropic organization, The Dow Chemical Company Foundation. Prior to his time at Dow Chemical, Dr. Banholzer had a 22-year career with General Electric Company (“GE”), where he held positions of increasing authority including his role of Vice President, Global Technology, GE Advanced Materials. Dr. Banholzer was elected to the National Academy of Engineering in 2002 and was elected to serve a three-year term on the NAE Council in 2006. He has received a number of awards including the NAE Buche Award, Industrial Research Institute’s Holland Award for R&D management, the American Chemical Society’s Earl B. Barnes Award, the Council of Chemical Research’s Pruitt Award and the Founders and AGILE Awards of the American Institute of Chemical Engineers. He has served as a board member for Wilsonart International and as a board member for the Madison Symphony Orchestra since 2014. Dr. Banholzer holds a bachelor’s degree in chemistry from Marquette University as well as a master’s degree and doctorate in chemical engineering from the University of Illinois. He is a certified Six Sigma, reliability engineering Master Blackbelt. Dr. Banholzer brings to the Board expertise in technology and innovation and governance, and extensive management experience with leading industrial companies.

Martha (Stormy) Byorum, Class II Director. Ms. Byorum has served on our Board since July 2014. She is the Founder and CEO of Cori Investment Advisors, LLC, a provider of alternative finance solutions for Latin American and U.S. Hispanic investors, which was spun off in 2003 from Violy, Byorum & Partners Holdings, LLC, a leading independent strategic advisory and investment banking firm specializing in Latin America. Previously Ms. Byorum was an Executive Vice President of Stephens, Inc., a private investment banking firm, from 2005 through 2013, and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., from 2005 to 2012. In 1996, prior to co-founding Violy, Byorum & Partners Holdings, LLC, Ms. Byorum ended a 24-year career at Citibank, where, among other roles, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin America Banking Group from 1986 to 1990, overseeing $15 billion in loans and coordinating activities in 22 countries. Ms. Byorum was later appointed head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global

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responsibilities. Ms. Byorum has served as a director of Tecnoglass Inc. since 2011, where she currently serves as chair of the audit committee, and as a director of Northwest Natural Gas Company since 2004, where she currently serves as chair of the finance committee and as a member of the audit and governance committees. She holds a B.B.A. from Southern Methodist University and an M.B.A. from The Wharton School at the University of Pennsylvania. Ms. Byorum brings to the Board expertise in finance and extensive management experience across a number of entities.

Greg G. Maxwell, Class II Director. Mr. Maxwell has served on our Board since February 2017. He previously served as Executive Vice President, Finance, and Chief Financial Officer for Phillips 66, a diversified energy manufacturing and logistics company, from April 2012 until his retirement in December 2015. From 2003 until 2012, Mr. Maxwell served as Senior Vice President, Chief Financial Officer and Controller for Chevron Phillips Chemical Company, a petrochemical company jointly owned by Chevron Corporation and Phillips 66. He also served as Vice President, Chief Financial Officer and a member of the board of directors of Phillips 66 Partners LP and on the board of directors of DCP Midstream LLC and Chevron Phillips Chemical Company until his retirement in 2015. Mr. Maxwell has served as a director, chairman of the audit committee and member of the compensation committee of Range Resources Corporation since September 2015 and was elected to serve as the non-executive chairman of the board and member of Range Resources Corporation’s audit committee effective July 2018. He has over 37 years of experience in various financial roles within the petrochemical and oil and gas industries and, in addition, is a certified public accountant and a certified internal auditor. Mr. Maxwell earned a Bachelor of Accountancy degree from New Mexico State University in 1978. Mr. Maxwell brings to our Board expertise in accounting, finance, internal audit, information technology and corporate and strategic planning.

Gary S. Michel, President and Chief Executive Officer, Class I Director. Mr. Michel joined the Company as President and Chief Executive Officer and became a member of our Board on June 18, 2018. Mr. Michel joined the Company from Honeywell International, Inc., where he served as the President and Chief Executive Officer of the Home and Building Technologies strategic business group since October 2017. Prior to that, he spent 32 years at Ingersoll Rand, most recently as Senior Vice President and president of its residential heating, ventilation and air conditioning business and as a member of Ingersoll Rand’s enterprise leadership team from 2011 to 2017. He began his career there in 1985 as an application engineer and held various product, sales and business management roles before moving into a series of leadership positions across various geographic and market segments. Mr. Michel holds a B.S. in mechanical engineering from Virginia Tech and an M.B.A. from the University of Phoenix. He has served as a member of the board of directors of Cooper Tire & Rubber Company since 2015. Mr. Michel was selected to serve on JELD-WEN’s Board in light of his board experience, his extensive background in management, engineering and global sales, and his position as our CEO.

Anthony Munk, Class I Director. Mr. Munk is a Senior Managing Director at Onex Corporation (“Onex”) and has been a member of our Board since October 2011. Since joining Onex in 1988, Mr. Munk has worked on numerous private equity transactions. These transactions include the acquisitions and realizations of Husky Injection Molding Systems Ltd., RSI Home Products, Tomkins plc, Vencap Equities Alberta Ltd., Imperial Parking Ltd., ProSource Inc. and Loews Cineplex; and the initial public offering of the Cineplex Galaxy Income Fund, which acquired the Canadian operations of Loews Cineplex, Cineplex Odeon and the operations of Onex’ subsidiary, Galaxy Entertainment. More recently, Mr. Munk was involved in the acquisitions by Onex of Jack’s Family Restaurants and Moran Foods, LLC (“Save-A-Lot”). Mr. Munk also currently serves on the boards of directors of Barrick Gold Corporation, Save-A-Lot and Clarivate Analytics. Mr. Munk previously served on the board of directors of RSI Home Products, Husky Injection Molding Systems Ltd., Cineplex Inc. and Jack’s Family Restaurants. Prior to joining Onex, Mr. Munk was a Vice President with First Boston Corporation in London, England and an Analyst with Guardian Capital in Toronto. Mr. Munk holds a B.A. from Queen’s University. Mr. Munk’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. His high level of financial expertise is a valuable asset to our Board and, as an executive with Onex, he has extensive knowledge of our business. His service on other boards of directors over the years enables him to provide our Board with a valuable perspective on corporate governance issues.

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Matthew Ross, Class II Director. Mr. Ross is a Managing Director of Onex Partners, an affiliate of Onex, has been a member of our Board since October 2011 and will become Chairman of the Board at the conclusion of the Annual Meeting following his re-election to the Board. Mr. Ross joined Onex in 2006 and is responsible for Onex’ efforts in the building products, retail and restaurant industries. Since joining Onex, Mr. Ross has worked on Onex’ investments in RSI Home Products Inc., Tomkins plc, Husky Injection Molding Systems, Jack’s Family Restaurants and Save-A-Lot. Mr. Ross currently serves on the board of directors of Jack’s Family Restaurants and Save-A-Lot and previously served as a director of RSI Home Products Inc. from 2012 to 2013. Prior to joining Onex, Mr. Ross spent five years with the private equity funds of Brown Brothers Harriman & Co. as well as DB Capital Partners, the former private equity division of Deutsche Bank AG. Mr. Ross holds a B.A. from Amherst College and an M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Ross’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. As an executive with Onex who has a specific focus on investments in the building products industry, Mr. Ross has extensive knowledge of our business as well as the markets in which we operate.

Suzanne Stefany, Class III Director. Ms. Stefany has served on our Board since October 2017. Since August 2017, she has served as a partner for the Strategic Advisory Group at PJT Partners, a global advisory-focused investment bank. From 2005 until August of 2017, Ms. Stefany held the roles of Managing Director and Global Industry Analyst at Wellington Management Company where she was responsible for investing portfolios and recommending stocks for a variety of global industries. Prior to joining Wellington Management Company, Ms. Stefany built her investment advisory career, spending time at companies such as Loomis Sayles, Invesco Capital Management and Putnam Investments. Ms. Stefany currently serves as the executive board chair and chief volunteer officer for the South Shore YMCA. She holds bachelor’s degrees in economics and Spanish from Tufts University and earned a master’s degree in finance from the Sloan School of Management at Massachusetts Institute of Technology, where she was awarded the Martin Trust Fellowship through the recommendation of peers and faculty. Ms. Stefany is recognized as an expert in her field and brings to the Board over 20 years of investment advisory experience, specializing in strategy and shareholder value creation.

Bruce Taten, Class III Director. Mr. Taten has served on our Board since April 2014. He previously served as Senior Vice President, General Counsel and Chief Compliance Officer for Cooper Industries, plc from 2008 until its merger with Eaton Corporation in October 2012. Previously, Mr. Taten was Vice President and General Counsel at Nabors Industries from 2003 until 2008 and earlier practiced law with Simpson Thacher & Bartlett LLP and Sutherland Asbill & Brennan LLP. Before attending law school, he practiced as a C.P.A. with Peat Marwick Mitchell & Co., which is now known as KPMG, in New York. Mr. Taten currently is a practicing attorney and private investor. He is admitted to practice law in the states of Texas and New York. He currently serves on the board of directors of Moran Foods, LLC. Mr. Taten holds a B.S. and Masters degree from Georgetown University and a J.D. from Vanderbilt University. Mr. Taten brings experience in corporate governance, mergers and acquisitions, tax, finance and securities offerings and compliance to the Board.

Roderick Wendt, Vice Chairman and Class III Director. Mr. Wendt has served as Vice Chairman since January 2014 and as a director since June 1985. He joined the Company in 1980, working in various legal, marketing, window manufacturing and sales positions of increasing authority culminating in his service as President and Chief Executive Officer from 1992 to August 2011. Mr. Wendt served as Executive Chairman and Chief Executive Officer of the Company from 2011 to March 2013. Mr. Wendt served as a director of the Portland Branch at the Federal Reserve Bank of San Francisco from 2009 to 2014 and as its chairman from 2013 to 2014. He has been a Managing Member of Spruce Street Ventures since 2013. He also served as a member of the Economic Advisory Council at the Federal Reserve Bank of San Francisco from 2006 to 2008. Mr. Wendt serves on the board of directors of Brooks Resources Corporation, Roseburg Forest Products, Bank of the West and Sky Lakes Medical Center, on the board of trustees of Willamette University, and is president of the board of the Wendt Family Foundation. He earned a B.A. from Stanford University and a J.D. from

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Willamette University College of Law and is a member of the Oregon State Bar. Mr. Wendt is the son of our late founder, Richard L. Wendt. Mr. Wendt provides helpful insight into the Company’s operations, risks and opportunities developed through his years of experience as an executive of the Company and extensive knowledge of the markets in which we operate.

Steven Wynne, Class I Director. Mr. Wynne has served on our Board since March 2012. Since July 2012, Mr. Wynne has served as an Executive Vice President of Health Services Group, a diversified health insurance company, where he previously served as Senior Vice President from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice President of the Company. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., the parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, he was a partner in the Portland, Oregon law firm of Ater Wynne LLP. From April 2002 through March 2003, Mr. Wynne served as acting Senior Vice President and General Counsel of FLIR Systems, Inc., a publicly traded technology company. He serves on the boards of directors of FLIR Systems, Inc., Pendleton Woolen Mills, Lone Rock Resources and Northwest Natural Gas Company, and he previously served as a director of Planar Systems Inc. from 1996 to 2013. Mr. Wynne received a B.A. and a J.D. from Willamette University. Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities through his experience as an executive of the Company and his extensive management experience across a number of entities.

Director Independence and Independence Determinations

Following the completion of a secondary offering in May 2017 by selling shareholders that included investment funds managed by Onex, we ceased to be a “controlled company” within the meaning of the listing standards of the NYSE. However, during a one-year transition period following the secondary offering, we qualified for, and relied on, exemptions from certain corporate governance standards that would otherwise provide protection to our shareholders. The transition rules of the listing standards of the NYSE required us to have a fully independent Governance and Nominating Committee and Compensation Committee and have a majority independent Board within one year of the date we ceased to qualify as a “controlled company” and to perform an annual performance evaluation of our Governance and Nominating and Compensation Committees. On April 26, 2018, in order to comply with the NYSE transition rules regarding independence following our ceasing to be a “controlled company” within the meaning of the NYSE listing requirements, the Board removed Mr. Hachigian from the Governance and Nominating Committee and Mr. Ross from the Compensation Committee and appointed Ms. Byorum and Mr. Taten, respectively, in their stead.

Under our Corporate Governance Guidelines and the listing standards of the NYSE, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current listing standards of the NYSE. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that William F. Banholzer, Martha (Stormy) Byorum, Greg G. Maxwell, Suzanne Stefany, Bruce Taten and Steven Wynne are independent directors under the rules of the NYSE and independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Director Resignation Policy

Our Corporate Governance Guidelines require any non-employee incumbent director nominee who does not receive the affirmative vote of the majority of shares voted in connection with his or her uncontested election to tender his or her resignation from the Board promptly following certification of the shareholder vote. The Governance and Nominating Committee will consider and recommend to the Board whether to accept the resignation. The Board will act on the recommendation and disclose publicly the results of its decision. Any director who tenders his or her offer of resignation under this policy will not participate in the deliberation or determination whether to accept the resignation.

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Director Compensation Structure

The Board approved a Non-Employee Director Compensation Policy that sets the compensation of our non-employee directors. The Governance and Nominating Committee reviews this policy on an annual basis, typically in conjunction with the annual meeting of shareholders, and recommend changes to the Board as it deems appropriate.

The following table describes the components of our non-employee directors’ compensation for 2018:

Compensation Element	Compensation Amount
Annual Cash Retainer	$90,000 paid quarterly in arrears
Annual Equity Retainer	$110,000 in RSUs that vest one year from the date of grant (or, if earlier, on the date of the next annual meeting of shareholders)
Board and Committee Fees	None
Chair Fee*	$25,000 for the Audit Committee $18,000 for the Compensation Committee $15,000 for the Governance and Nominating Committee
Board Chair Fee**	$100,000 paid quarterly in arrears
Stock Ownership Guidelines	Ownership of common stock or RSUs equivalent to four times the annual cash retainer within five years of the later of the IPO or joining the Board***
*	Chair fees paid unless such position is held by the Chairman of the Board or an employee of Onex.
**	Board chair fee paid unless position is held by an employee of JELD-WEN or of Onex.
***	As of December 31, 2018, each of Messrs. Hachigian, Taten, Wendt and Wynne satisfied this guideline. All other directors (other than employees of Onex) are expected to satisfy this guideline within the required period.

Annual Cash Retainer

In 2018, non-employee directors received an annual cash retainer of $90,000, paid quarterly in arrears. Under the Non-Employee Director Compensation Policy, members of the Board who are our employees receive no additional compensation for their service on the Board. For all or part of 2018, our employee-directors were Messrs. Beck, Michel and Wendt. Amounts due to members of our Board who are employees of Onex are paid directly to Onex. In 2018, Messrs. Munk and Ross were the only directors who were also employees of Onex.

Annual Equity Retainer

In 2018, eligible non-employee directors were entitled to an annual grant of $110,000 in RSUs under the Company’s 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”), which RSUs vest one year from the date of the grant (or, if earlier, on the date of the next annual meeting of shareholders), subject to continued service on the Board through the earlier of the vesting date or the end of the director’s term. Directors appointed to the Board during the year receive a prorated RSU award. The value of awards due to members of the Board who are employees of Onex are paid directly to Onex in cash on the first anniversary of the date of grant. In accordance with this policy, on April 26, 2018, (a) each of Messrs. Hachigian, Banholzer, Maxwell, Taten, Tolbert and Wynne and Ms. Byorum and Ms. Stefany received a grant of 3,789 RSUs, and (b) the Company paid $220,000 to Onex in respect of RSUs granted to the other non-employee directors on April 26, 2017.

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2018 Director Compensation

The following table provides summary information for the year ended December 31, 2018, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2018. Pursuant to the Non-Employee Director Compensation Policy approved by the Board, (a) Messrs. Beck, Michel and Wendt were employees and did not receive additional compensation for serving as a director, and (b) Messrs. Munk and Ross were employees of Onex, so the cash value of their compensation was paid to Onex. Messrs. Michel’s, Hachigian’s and Beck’s compensation is reported in the Summary Compensation Table and related compensation tables beginning on page 28.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards($)(2)	All Other Compensation	Total
William Banholzer	$90,000	$110,000	—	—	$200,000
Martha (Stormy) Byorum (3)	$101,250	$110,000	—	—	$211,250
Greg G. Maxwell	$115,000	$110,000	—	—	$225,000
Anthony Munk (4)	$200,000	—	—	—	$200,000
Matthew Ross (4)	$200,000	—	—	—	$200,000
Suzanne Stefany	$90,000	$110,000	—	—	$200,000
Bruce Taten (3)	$103,500	$110,000	—	—	$213,500
Patrick Tolbert (5)	$45,000	—	—	—	$45,000
Roderick Wendt (6)	—	—	—	$208,000	$208,000
Steven Wynne	$90,000	$110,000	—	—	$200,000
(1)	Reflects the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718. For 2018, the calculation is described in Note 23—Stock Compensation in our audited financial statements for the year ended December 31, 2018 in our annual report on Form 10-K into which this Proxy Statement is incorporated by reference. As of December 31, 2018, each of Messrs. Banholzer, Maxwell, Taten and Wynne and Ms. Byorum and Ms. Stefany had 3,789 RSUs outstanding.
(2)	As of December 31, 2018, Messrs. Wendt and Wynne had 141,669 and 45,362 vested stock options, respectively, outstanding.
(3)	Committee chair fees paid to Ms. Byorum and Mr. Taten in 2018 were prorated to reflect their appointment to these positions in April 2018.
(4)	Pursuant to the Non-Employee Director Compensation Policy, the cash value of compensation payable to Onex directors is paid directly to Onex.
(5)	Mr. Tolbert left the Board on April 25, 2018.
(6)	Mr. Wendt is an employee of the Company. In 2018, he received a salary of $200,000 and 401(k) matching contributions of $8,000.

Policy Regarding Certain Relationships and Related Party Transactions

Our Board has adopted a written policy providing that the Governance and Nominating Committee will review and approve or ratify transactions in which we participate and in which a related party has or will have a direct or indirect material interest. Under this policy, the Governance and Nominating Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Governance and Nominating Committee is to approve only those related party transactions that the Governance and Nominating Committee believes are in the best interests of the Company. In particular, our policy with respect to related party transactions requires our Governance and Nominating Committee to consider the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director has a position or relationship; the overall fairness of the transaction to both the Company and the related party; and any other matters the Governance and Nominating Committee deems appropriate. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

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In consideration of his services as interim CEO, the Board entered into a contract with Mr. Hachigian, effective February 27, 2018, pursuant to which he was paid a biweekly consulting fee of $76,923. Under this agreement, Mr. Hachigian received an aggregate of $684,615 through June 2018 when his services as interim CEO ceased upon Mr. Michel’s assumption of the role of President and CEO. In addition, Mr. Hachigian received a grant of 314,267 RSUs on February 27, 2018 (the “RSU Grant”). Under the terms of this grant, the number of RSUs vesting on the first anniversary of the date of grant would be based upon the portion of the twelve-month period during which Mr. Hachigian served as interim CEO. On February 27, 2019, the RSU Grant partially vested and Mr. Hachigian received 105,903 shares in recognition of his services as interim CEO from February 28, 2018 through June 29, 2018. The remainder of the RSU Grant was forfeited.

We, Onex, certain of our directors and executive officers and other pre-IPO shareholders entered into a registration rights agreement dated October 3, 2011 in connection with the Onex investment that was amended and restated on January 24, 2017 in connection with our IPO, amended further on May 12, 2017 and November 12, 2017 (as amended and restated and as subsequently amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, certain shareholders who are party to the Registration Rights Agreement have the right to require us to register their shares under the Securities Act of 1933, as amended (the “Securities Act”) under specified circumstances, including the right to require us to facilitate underwritten offerings as well as to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period, and will have incidental registration rights in certain circumstances. The Registration Rights Agreement was originally entered into prior to the adoption of our related-party transactions policy. No rights were exercised pursuant to the Registration Rights Agreement during the fiscal year ended December 31, 2018.

Other than described above, we did not enter into any new related party transactions during the fiscal year ended December 31, 2018 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We have not made payments to non-employee directors, other than the fees they are entitled as described in “Director Compensation Structure” and reimbursement of expenses related to their services as a director. Compensation paid to employee directors is described in the “Summary Compensation Table” for Messrs. Beck and Michel and in “2018 Director Compensation” for Mr. Wendt.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned (as of the close of business on March 11, 2019) by each of our directors and NEOs, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. The table also shows the number of shares of our common stock beneficially owned by each person known to us to beneficially own more than 5% of the outstanding shares of the Company. Determinations as to the identity and holdings of 5% shareholders are based upon filings with the SEC and other publicly available information. Information with respect to beneficial ownership is based upon information known to us or furnished to us by each director or executive officer, and on information reported in Schedules 13D or 13G filed with the SEC, as the case may be.

Name of Beneficial Owner	Number of Shares Beneficially Owned
	Number of Shares	Percentage of Shares(1)
5% Holders
Onex (11)	32,883,094	32.60%
Pzena Investment Management, LLC (12)	8,345,441	8.27%
Hound Partners, LLC (13)	7,181,099	7.12%
FMR LLC (14)	6,631,180	6.57%
The Vanguard Group Inc. (15)	6,093,036	6.04%
Wellington Management Group LLP (16)	5,975,466	5.92%

NEOs and Directors
Gary S. Michel	0	*
John Linker (2)	80,910	*
Laura Doerre (3)	32,324	*
Peter Farmakis (4)	101,932	*
Peter Maxwell (5)	76,194	*
Mark Beck	53,607	*
L. Brooks Mallard	12,496	*
Kirk Hachigian (6)	479,985	*
William Banholzer (6)	5,836	*
Martha (Stormy) Byorum (6)	12,822	*
Greg Maxwell (6)	6,615	*
Anthony Munk (7)	0	*
Matthew Ross (7)	0	*
Suzanne Stefany (6)	4,982	*
Bruce Taten (6)	45,900	*
Roderick Wendt (8)	508,753	*
Steven Wynne (9)	67,696	*
All executive officers and directors as a group (16 persons) (10)	1,486,970	1.47%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	The percentage of beneficial ownership is based on 100,855,184 shares outstanding as of March 11, 2019.
(2)	Includes 68,122 shares of common stock issuable upon the exercise of currently vested options and 5,803 shares of common stock issuable upon the exercise of options that vest within 60 days after March 11, 2019.
(3)	Includes 32,324 shares of common stock issuable upon the exercise of currently vested options.
(4)	Includes 85,352 shares of common stock issuable upon the exercise of currently vested options and 16,580 shares of common stock issuable upon the exercise of options that vest within 60 days after March 11, 2019.
(5)	Includes 70,176 shares of common stock issuable upon the exercise of currently vested options.
(6)	Includes 3,789 shares of common stock issuable upon the release of RSUs that vest within 60 days after March 11, 2019.

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(7)	Does not include shares of common stock held by funds managed by an affiliate of Onex Corporation. Mr. Munk and Mr. Ross are directors of the Company. Mr. Munk is a Senior Managing Director of Onex Corporation and Mr. Ross is a Managing Director of Onex Corporation. Mr. Munk and Mr. Ross do not have voting or investment power with respect to the shares held by such funds.
(8)	Includes (i) 22,352 shares of common stock held through the Company’s ESOP; (ii) 8,773 shares of common stock held through the Company’s KSOP; (iii) 141,669 shares of common stock issuable upon the exercise of currently vested options; (iv) 309,559 shares of common stock held through the RC Wendt Revocable Trust; and (v) 26,400 shares of common stock held through the Roderick Wendt GST Trust. Mr. Wendt is the sole trustee of the RC Wendt Revocable Trust and the Roderick Wendt GST Trust. Mr. Wendt has or shares voting and investment control of shares held by the RC Wendt Revocable Trust and the Roderick Wendt GST Trust, and therefore may be deemed to have beneficial ownership of such shares. Mr. Wendt is also the beneficiary of the RC Wendt Revocable Trust. Mr. Wendt, as trustee and beneficiary of the RC Wendt Revocable Trust, has pledged 220,000 shares of common stock in the name of People’s Bank to secure a loan obligation. Effective March 1, 2018, Mr. Wendt ceased to have sole or shared voting or dispositive control over the shares held by the Richard Lester Wendt Revocable Living Trust and the Wendt Family Foundation and no longer may be deemed to beneficially own any shares held by those shareholders.
(9)	Includes 45,362 shares of common stock issuable upon the exercise of currently vested options and 3,789 shares of common stock issuable upon the release of RSUs that vest within 60 days after March 11, 2019.
(10)	Includes 502,174 shares of common stock issuable upon the exercise of currently vested options, 22,383 shares of common stock issuable upon the exercise of options that vest within 60 days after March 11, 2019, and 26,523 shares of common stock issuable upon the release of RSUs that vest within 60 days after March 11, 2019.
(11)	Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of Onex on February 14, 2018, which reported beneficial ownership by Onex Corporation and certain of its affiliates in the amounts listed in the table below. In each case, the reporting person reports shared voting and dispositive power with respect to all shares beneficially owned.
Reporting Person:	Reported Address:	Number of Shares Held of Record:	Number of Shares Beneficially Owned:
Onex Corporation (i)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	7,586,315	32,101,820
Gerald W. Schwartz (i)(ii)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	—	32,883,094
Onex Partners III LP	712 Fifth Avenue, 40th Floor New York, NY 10019	20,302,027	20,302,027
Onex Partners III GP LP (iii)	712 Fifth Avenue, 40th Floor New York, NY 10019	537,052	23,907,545
Onex US Principals LP	165 W Center Street, Suite 401 Marion, OH 43305	272,060	272,060
Onex Partners III PV LP	712 Fifth Avenue, 40th Floor New York, NY 10019	258,883	258,883
Onex Partners III Select LP	712 Fifth Avenue, 40th Floor New York, NY 10019	65,364	65,364
Onex BP Co-Invest LP	712 Fifth Avenue, 40th Floor New York, NY 10019	2,744,219	2,744,219
BP EI LLC	165 W Center Street, Suite 401 Marion, OH 43305	335,900	335,900
New PCo II Investments Ltd.	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	781,274	781,274
(i)	Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex BP Co-Invest LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex BP Co-Invest LP, (c) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (d) Onex US Principals LP, through Onex Corporation’s indirect ownership or control of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (e) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (f) BP EI LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of BP EI LLC, and (g) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

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(ii)	Mr. Gerald W. Schwartz may be deemed to beneficially own the common stock held by New PCo II Investments Ltd., through Mr. Schwartz’s indirect ownership or control of 1597257 Ontario Inc., which owns all of the equity of New PCo II Investments Ltd.
(iii)	Onex Partners III GP LP may be deemed to beneficially own the shares held of record by Onex Partners III LP, Onex BP Co-Invest LP, Onex Partners III GP LP, Onex Partners III PV LP, and Onex Partners III Select LP as described in note (i) above. Onex Partners III GP LP disclaims such beneficial ownership (except with respect to the shares held of record by such entity).
(12)	Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of Pzena Investment Management, LLC on March 13, 2019, Pzena Investment Management, LLC and certain of its affiliates have sole voting power with respect to 3,634,462 shares and sole dispositive power with respect to all shares beneficially owned. The reported address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022.
(13)	Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of Hound Partners, LLC and Jonathan Auerbach on February 14, 2019, Hound Partners, LLC and certain of its affiliates have shared voting and dispositive power with respect to all shares beneficially owned. The reported address of Hound Partners, LLC and Jonathan Auerbach is 101 Park Avenue, 48th Floor, New York, NY 10178.
(14)	Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of FMR LLC and Abigail P. Johnson on February 13, 2019, FMR LLC and certain of its affiliates have sole voting power with respect to 720,071 shares and sole dispositive power with respect to all shares beneficially owned. The reported address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.
(15)	Based solely upon information contained in the Schedule 13G/A filed with the SEC on behalf of The Vanguard Group Inc. on February 11, 2019, The Vanguard Group Inc. and certain of its affiliates have sole voting power with respect to 140,411 shares, shared voting power with respect to 9,900 shares, sole dispositive power with respect to 5,949,575 shares, and shared dispositive power with respect to 143,461 shares. The reported address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(16)	Based solely upon information contained in the Schedule 13G/A filed with the SEC on behalf of Wellington Management Group LLP on February 14, 2019, Wellington Management Group LLP and certain of its affiliates have shared voting power with respect to 3,842,911 shares and shared dispositive power with respect to all shares beneficially owned. The reported address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 11, 2019, including any shares of our common stock subject to an option that has vested or will vest within 60 days after March 11, 2019. More than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated above, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated above, the address for each person or entity listed above is c/o JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and make representations to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in the fiscal year ended December 31, 2018. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) during the fiscal year ended December 31, 2018.

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3. COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) provides information about our compensation philosophy and practices in place during 2018 and the material elements of compensation paid to, awarded to, or earned by our named executive officers in 2018, who were:

Name	Title
Gary Michel	President and Chief Executive Officer
John Linker	Executive Vice President and Chief Financial Officer
Laura Doerre	Executive Vice President, General Counsel and Chief Compliance Officer
Peter Farmakis	Executive Vice President and President, Australasia
Peter Maxwell	Executive Vice President and President, Europe
Kirk Hachigian	Chairman and Former Interim Chief Executive Officer
Mark Beck	Former President and Chief Executive Officer
L. Brooks Mallard	Former Executive Vice President and Chief Financial Officer

Messrs. Beck and Mallard ceased to be employees of the Company on February 27, 2018 and November 8, 2018, respectively. Mr. Hachigian served as the Company’s Chief Executive Officer on an interim basis from February 27 to June 29, 2018, and was compensated as set forth below under the heading “Employment Agreements-Kirk Hachigian.”

Section 1 – Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) believes that our executive compensation program should be structured to provide an attractive, flexible and market-based total compensation package tied to performance and aligned with the interests of our shareholders. Accordingly, the executive compensation philosophy of the Committee is as follows:

•	Reward Long-Term Growth and Profitability: rewarding executives for the achievement of long-term results aligns the interests of our NEOs with those of our shareholders, thereby providing long-term economic benefit to our shareholders;
•	Hire and Retain World-Class Talent: providing competitive financial incentives in the form of salary, bonus and benefits, and long-term equity awards allows us to attract and retain talented individuals in critical roles;
•	Pay for Performance: placing a significant portion of compensation at-risk through inclusion of performance-based metrics incentivizes NEOs, allowing flexibility for compensation to reflect each individual’s contribution to overall performance; and
•	Avoid Incentivizing Undue Risk: striking an appropriate balance between short-term and long-term performance permits the incorporation of risk-mitigation design features to discourage excessive risk-taking.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	base salary;
•	annual cash bonuses that are tied to our annual operating plan;
•	long-term equity-based incentive compensation;
•	broad-based employee benefits; and
•	severance benefits.

Our executive compensation program includes base salaries and other benefits, including severance benefits, designed to attract and retain senior management talent. We also use annual cash incentive compensation and

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long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards to our NEOs with the long-term interests of our shareholders, while enhancing executive retention. Compensation of our NEOs is determined by the Committee, which considers feedback and recommendations from the CEO with respect to his direct reports.

Incentive Compensation Clawback Policy

To promote the highest level of financial integrity and ethical behavior, and to discourage excessive risk-taking, our Board adopted at the time of our IPO an Incentive Compensation Clawback Policy (the “clawback policy”) allowing the Board to recoup certain incentive-based compensation in the event of a material restatement of our financial statements or specific acts of improper conduct. Specifically, any performance-based compensation, including equity compensation and short-term incentive cash compensation, is subject to recoupment in the event of a material restatement or the employee engaging in fraud, willful misconduct or certain other acts that constitute “improper conduct” under the clawback policy. In the event of a restatement, any officer of the company, as well as any employee whose fraud or willful misconduct resulted in the restatement, would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the restatement that the Board determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. In the event of fraud, willful misconduct or certain other improper conduct – including violation of an employment agreement or Company policy (including the Code of Business Conduct), disclosing confidential information or trade secrets, or violating any non-solicitation or non-competition covenant – the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid during the period commencing one year prior to the improper conduct and continuing until the time the improper conduct is discovered that the Board determines is appropriate under the circumstances. The clawback policy affords the Board broad discretion to determine the amount and extent of any clawback.

Use of Compensation Consultant

The Committee has engaged Willis Tower Watson (“WTW”) as its independent consultant to assist the Committee in fulfilling its responsibilities, including by providing advice, research and analysis on executive compensation trends and norms; determining the composition of our peer group for purposes of compensation comparison; and reviewing and analyzing peer group and industry information to assist with setting both specific elements of and total executive compensation. The Committee analyzed any relationships that WTW had with the Company, members of the Committee, executive officers and management, and concluded that, after consideration of the specific factors identified by the SEC and the NYSE that may affect the independence of compensation advisors, there were no independence or conflict-of-interest concerns related to WTW.

Peer Group

The Committee determines the appropriate level of both specific elements of and total compensation for our NEOs by considering numerous competitive, performance and other factors, including a comparison against a pre-selected peer group. In consultation with WTW, the Committee has identified a peer group to serve as a benchmark for determining the compensation of each of our North America-based NEOs. For Messrs. Farmakis and Maxwell, the Committee utilizes survey data regarding compensation of executives in comparable industries within the region each oversees for purposes of benchmarking. The Committee does not target compensation at a specific percentile within the peer or industry group. Instead, it reviews market data to understand how our NEOs’ total compensation compares to competitive norms.

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The Committee determined an appropriate peer group for purposes of compensation comparison, in consultation with WTW, by considering companies meeting all or most of the following factors: significant competitors in the Company’s business lines, comparable size and likely competitors for executive talent. The Committee considered each company individually, as well as the group as a whole, in determining a peer group appropriate for purposes of executive compensation comparison. Thirteen of the nineteen companies included in the Company’s peer group are in the building products industry, while the remaining six are either peers of those thirteen peers or in highly aligned products or sectors. The median revenue of the peer group is likewise aligned with the Company’s anticipated revenue. The Committee also considered the size of the peer group and determined that a robust peer group was desirable to mitigate potential year-over-year volatility in data. Accordingly, the Committee determined and utilized the following peer group for purposes of executive compensation comparison:

A.O. Smith Corporation (AOS)	Mohawk Industries, Inc. (MHK)
Armstrong World Industries, Inc. (AWI)	Newell Brands Inc. (NWL)
Builders FirstSource, Inc. (BLDR)	Owens Corning (OC)
D.R. Horton Inc. (DHI)	Ply Gem Holdings, Inc. (PGEM)
Fortune Brands Home & Security, Inc. (FBHS)	PulteGroup, Inc. (PHM)
Griffon Corporation (GFF)	Snap-on Incorporated (SNA)
Lennox International, Inc. (LII)	Universal Forest Products, Inc. (UFPI)
Martin Marietta Materials, Inc. (MLM)	USG Corporation (USG)
Masco Corporation (MAS)	Vulcan Materials Company (VMC)
Masonite International Corporation (DOOR)

2018 Say-On-Pay Advisory Vote

At our annual meeting of shareholders held in 2018, 97% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. As a result of the strong shareholder support of our pay-for-performance compensation structure, among other considerations, the Committee decided not to implement any significant changes to our compensation programs in fiscal 2018.

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Section 2 – Compensation Program Design and Decisions

Base Salary

We believe it is important to pay our executives a competitive base salary. Each NEO is party to an employment agreement that provides for an annual base salary, which is subject to periodic review by the Committee. In establishing the initial base salary, we considered a number of factors including market data for similar positions, as well as the duties and responsibilities of the position. The base salary of our NEOs is reviewed annually by the Committee to determine whether an adjustment is appropriate; however, NEOs do not receive automatic merit increases to their base salaries. In making decisions regarding salary adjustments, the Committee takes into account numerous factors, none of which is dispositive or individually weighted, including the NEO’s performance, our financial results, the relative significance of the NEO’s business unit or function, the NEO’s past performance and potential for advancement, and comparable salaries paid to other executive officers with similar skills and experience in our peer group or industry.

The following table shows the 2018 annual base salary amounts for each NEO who continued to serve as a NEO at year end. For Messrs. Farmakis and Maxwell, the amounts below for 2018 reflect base salary increases approved by the Committee effective March 1, 2018 and, for Mr. Linker, the amount reflects a base salary increase effective October 15, 2018, in connection with his appointment as CFO. In 2018, the annualized salaries for Messrs. Beck and Mallard were $875,000 and $530,000, respectively. During the time Mr. Hachigian served as our interim CEO, he received a bi-weekly consulting fee of $76,923.

Name	2018 Base Salary
Gary Michel	$825,000
John Linker	$450,000
Laura Doerre	$500,000
Peter Farmakis(1)	$422,820
Peter Maxwell(2)	$364,686
(1)	AU$600,000 reported in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00, the exchange rate in effect on December 31, 2018.
(2)	£285,000 reported in U.S. dollars at a conversion rate of U.S.$1.2796/£1.00, the exchange rate in effect on December 31, 2018.

For 2019, the Committee approved increases in the salaries for Mr. Michel (to $875,000, an increase of 6.1%) and Mr. Farmakis (to AU$630,000, an increase of 5.0%), effective March 1, 2019. In approving these increases, the Committee considered each NEO’s contributions and performance in 2018 as aligned to his objectives, the frequency and timing of past compensation changes, as well as his salary relative to similarly situated executives within our peer group (for Mr. Michel) and in comparable industries within the relevant geographic region (for Mr. Farmakis).

Annual Cash Incentives

We believe it is important to motivate our NEOs to achieve short-term performance goals by linking a portion of their annual cash compensation to the achievement of our approved operating plan. Toward that end, we provide an annual cash incentive award opportunity to key members of management, including our NEOs, under the terms and conditions of the JELD-WEN Holding, Inc. Management Incentive Plan (the “MIP”). The Committee establishes the target bonus opportunities and the Company performance goals for the MIP (as described in greater detail below) in February of each year, which targets are then communicated to MIP participants. Following the end of each fiscal year, the Committee reviews our actual financial results relative to the established MIP performance goals and determines the level of performance achieved with respect to the Company performance goals for all MIP participants. The Committee considers the level of achievement of the Company performance goals as well as the achievement of the regional or individual performance goals applicable to each NEO. The Committee approves actual cash incentive payments for each NEO following such determinations.

2018 MIP Incentives

For 2018, each of our NEOs was eligible for an annual cash-based performance bonus under the MIP. Employment agreements with our NEOs establish minimum target MIP opportunities, and the Committee has discretion to assign target MIP opportunities above those levels. The Committee also establishes threshold and maximum MIP opportunities for each NEO. MIP payments are made based upon actual performance in the range between

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threshold and maximum achievement of performance goals. No payments under the MIP are made with respect to a particular performance goal if financial results are below the threshold performance level for the applicable performance goal. In addition, no payments under the Regional Performance Metrics (as defined below) are made if the financial results are below threshold performance levels for the Global Performance Metrics (as defined below).

The Committee established the 2018 MIP opportunity for each of our active NEOs, expressed as a percentage of base salary, as follows:

Name	Threshold (60% of Target)	Target	Maximum (200% of Target)
Gary Michel	60%	100%	200%
John Linker	36%	60%	120%
Laura Doerre	45%	75%	150%
Peter Farmakis	36%	60%	120%
Peter Maxwell	36%	60%	120%

Global Performance Metrics

Pursuant to our MIP, the Committee established Company performance goals based on three financial measures under our 2018 operating plan: (i) Adjusted EBITDA, (ii) Adjusted Free Cash Flow and (iii) Adjusted EBITDA as a Percentage of Revenue (the “Company Performance Metrics”). For MIP purposes, we define Adjusted EBITDA as reported Adjusted EBITDA, excluding the impact of acquisitions during the plan year, and as may be further adjusted for discrete items by the Committee in its sole discretion. We define Adjusted Free Cash Flow as reported Free Cash Flow, excluding the impact of (A) acquisitions during the plan year and (B) unused capital under our annual budget and as may be further adjusted for discrete items by the Committee in its sole discretion. For purposes of determining Adjusted EBITDA as a Percentage of Revenue, we define Adjusted EBITDA as described above and Revenue as reported revenue, excluding the impact of acquisitions during the plan year and as may be further adjusted for discrete items by the Committee in its sole discretion. For NEOs with global functional responsibilities, such as Mr. Michel, Mr. Linker and Ms. Doerre, the Committee determined to weight the performance goals as follows:

The Committee determined to weight global Free Cash Flow at 50% and the Adjusted EBITDA factors at 25% each because of the roles these metrics play in shareholder value formation. In addition, the Committee decided in 2018 to add Adjusted EBITDA as a Percentage of Revenue to encourage productivity and margin improvement, another factor critical to attainment of our long-term objectives and to delivering shareholder value. As described below, the Company Performance Metrics are also part of the MIP determination for Messrs. Farmakis and Maxwell.

Regional Performance Metrics

The Committee further determined that regional performance metrics were appropriate for NEOs responsible for operations in a specific region, including Messrs. Farmakis and Maxwell. In addition to the Company Performance Metrics described above, the Committee established regional performance goals based on three measurements under our 2018 operating plan: (i) Regional Adjusted Revenue, (ii) Regional Adjusted EBITDA and (iii) Regional Adjusted Free Cash Flow (the “Regional Performance Metrics”). For MIP purposes, we define Regional Adjusted Revenue as reported Revenue for the region, excluding the impact of acquisitions during the plan year. We define Regional Adjusted EBITDA as reported Adjusted EBITDA for the region, excluding the impact of acquisitions during

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the plan year. We define Regional Adjusted Free Cash Flow as reported Free Cash Flow for the region, excluding the impact of (i) acquisitions during the plan year and (ii) unused capital under our annual budget. In each case, the metric is subject to further adjustment for discrete items by the Committee in its sole discretion. The weighting of regional performance metrics was determined as follows:

The Committee determined to weight the Regional Adjusted EBITDA at 37.5%, Regional Adjusted Free Cash Flow at 22.5%, Regional Adjusted Revenue at 15% and overall Company Performance Metrics at 25% because of the roles these metrics play in our global alignment on shareholder value formation.

2018 Results

For 2018, achievement of Company performance goals was measured against threshold, target and maximum performance levels, which levels were set in February 2018 after the completion of our budgeting process and an examination of our underlying markets, customers, strategic initiatives and the general economic outlook for 2018. The 2018 MIP performance goals established by the Committee, and applicable to our NEOs, are set forth in the table below.

Performance Goals	Weighting	Threshold	Target	Maximum
Company	(amounts shown in US$ millions)
Adjusted EBITDA	25%	$495.0	$517.0	$532.0
Adjusted EBITDA as a Percentage of Revenue	25%	12.2%	12.5%	12.8%
Adjusted Free Cash Flow	50%	$198.0	$207.0	$214.0
Australasia Regional (applicable to Mr. Farmakis)	(amounts shown in AU$ millions)
Company Performance	25%	See above
Regional Adjusted EBITDA	37.5%	$105.0	$111.1	$118.0
Regional Adjusted Revenue	15%	$777.0	$782.7	$790.7
Regional Adjusted Free Cash Flow	22.5%	$44.3	$46.3	$48.3
Europe Regional (applicable to Mr. Maxwell)	(amounts shown in € millions)
Company Performance	25%	See above
Regional Adjusted EBITDA	37.5%	€ 137.5	€ 142.5	€ 148.5
Regional Adjusted Revenue	15%	€ 1,012	€ 1,032	€ 1,054
Regional Adjusted Free Cash Flow	22.5%	€ 99.96	€ 104.0	€ 107.96

In all instances, actual bonus payments under the MIP for 2018 were subject to upward or downward adjustment at the discretion of the Committee based upon its evaluation of an NEO’s individual achievements or contributions to performance of the functions within his or her areas of responsibility. In addition, adjustments are permitted as deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment.

The Company demonstrated growth for the fifth consecutive year in 2018, with Revenue and Adjusted EBITDA increasing 15% and 4%, respectively, over 2017. Over the last five years, these increases reflect a compounded annual growth rate of 5% and 25%, respectively, for Revenue and Adjusted EBITDA. Despite this continued growth, however, the Company failed to meet the growth targets set by the Committee for 2018 MIP purposes. For 2018, Company Adjusted EBITDA for MIP purposes was $437.0 million, Company Adjusted EBITDA as a Percentage of

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Revenue for MIP purposes was 11.0%, and Company Adjusted Free Cash Flow was $143.3 million.1 In each case, the Company performance level was 0% of Target. Because the Company Performance Metrics did not meet threshold performance levels, no annual cash incentive payments were made under the 2018 MIP.

2018 Discretionary and Contractual Bonuses

As a result of the Company’s financial performance in 2018, the Committee approved no payments to our NEOs under the 2018 MIP. However, the Committee approved discretionary bonuses to certain NEOs in consideration of contractual obligations and individual contributions to overall financial and operational performance as follows:

Name	Payment Amount	Percentage of Target
Gary Michel(1)	$412,500	50%
John Linker	$0	0%
Laura Doerre	$0	0%
Peter Farmakis(2)	$215,638	85%
Peter Maxwell	$0	0%
Mark Beck	$273,438	100%(3)
L. Brooks Mallard	$0	0%
(1)	Reflects guaranteed minimum bonus of 50% of salary, as provided in the NEO Employment Agreement entered at the time Mr. Michel commenced employment in June 2018.
(2)	Discretionary bonus approved by the Committee approximates level of performance achieved under the MIP based on regional performance goals and was granted in recognition of Mr. Farmakis’ leadership and achievement of positive operational goals in the Australasia region in 2018. Bonus approved at AU$306,000 and reported in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00, the exchange rate in effect on December 31, 2018.
(3)	Reflects full-year payout percentage. Mr. Beck’s actual MIP bonus payment was prorated based on his employment through
February 2018, pursuant to the terms of his employment agreement in effect at the time of his departure.

2019 MIP Incentives

In February 2019, the Committee established global and regional performance goals under the MIP for 2019. Similar to 2018, participants will be eligible to earn short-term incentive payments for 2019 based on our actual financial results for the year measured against our annual operating plan and individual performance. With respect to the Company performance metrics for 2019, the Committee added a new metric, core EBITDA margin expansion (“Core Margin Growth”) to replace EBITDA as a Percentage of Revenue. Core Margin Growth, measured in basis points and weighted 20%, will be determined as the amount by which Adjusted EBITDA derived from core business activities changes from the previous year, in each case as defined and reported in the Company’s earnings releases. This change eliminates partial redundancy between the Adjusted EBITDA and Adjusted EBITDA as a Percentage of Revenue metrics and drives focus on productivity. The Committee retained Adjusted EBITDA and Adjusted Free Cash Flow as performance metrics for 2019 to be weighted 40% each. As with the 2018 MIP, actual bonus payments under the MIP for 2019 are subject to upward or downward adjustment based upon individual performance. In addition, adjustments are permitted as deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment.

[1]	In determining performance under the MIP for 2018, the following adjustments were made to each Company performance metric relative to the comparable metric reported in our annual report on Form 10-K:
•	Adjusted EBITDA was adjusted to exclude the impact of acquisitions not included in the annual budget ($29.1 million);
•	Adjusted EBITDA as a Percentage of Revenue was 0.3% higher as a result of the exclusion of the impact of acquisitions not included in the annual budget; and
•	Adjusted Free Cash Flow was adjusted by an aggregate of $39.4 million due to the exclusion of the impact of acquisitions not included in the annual budget of ($15.8 million); additional capital usage of $13.7 million; and discrete items such as litigation costs, tax restructuring costs, debt refinancing costs, acquisition costs and costs associated with non-core activities of $41.5 million. The Committee determined that these adjustments were necessary to reflect the normalized operating performance of the Company.

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With the exception of Messrs. Michel and Linker, each of our NEOs retained the same bonus opportunity for 2019, as a percentage of base salary, as shown in the table above for 2018. The Committee increased Mr. Michel’s threshold, target and maximum bonus opportunity for 2019 to 66%, 110% and 220%, respectively. The Committee also increased Mr. Linker’s threshold, target and maximum bonus opportunity for 2019 to 45%, 75% and 150%, respectively, in connection with his promotion to CFO.

Long-Term Equity Incentives

Equity Awards Under our pre-IPO Stock Incentive Plan

We believe that long-term equity incentives are important to ensure that the interests of management remain aligned with those of our shareholders. Key management employees, including certain of our NEOs, were granted equity awards under our pre-IPO Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), which was approved by our Board and our shareholders in 2011. As a private company, the Board generally granted equity awards under the Stock Incentive Plan only in connection with commencement of employment or significant changes in management responsibilities. From time to time, at the discretion of the Committee, equity awards were also made to recognize performance and to assist with the retention of key members of our management team, including certain of our NEOs. Effective upon our IPO, equity awards are no longer made under the Stock Incentive Plan.

Omnibus Equity Plan

In connection with our IPO, the Board adopted and our shareholders approved the Omnibus Equity Plan. Equity awards granted in connection with and following our IPO were, and future equity awards will be, made under the Omnibus Equity Plan. Under the Omnibus Equity Plan, the Committee intends to continue to grant stock option and restricted stock unit (“RSU”) awards to eligible employees, similar to its practice under the Stock Incentive Plan. In addition, beginning in 2018, the Committee has incorporated the use of performance share units (“PSUs”) as a component of the overall equity awards granted to our senior managers, including our NEOs. The Committee’s addition of this component of executive compensation is intended to encourage superior performance and align executives’ interests with those of shareholders, and also takes into consideration competitive market data, as well as the incentive for long-term growth and value creation this component adds to the Company’s overall pay-for-performance program.

Stock Options

The Committee utilizes stock options as a component of executive compensation because they have value only if the Company’s share price increases and, therefore, incentivize sustained, long-term shareholder value creation. To a lesser extent, stock options also play a role in executive retention. The Board has adopted a form of option award agreement under the Omnibus Equity Plan which generally provides that awards vest ratably on each anniversary of the date of grant over the specified multi-year period (typically three years) following the date of grant and have a strike price equal to the fair market value on the date of grant. It also provides for post-termination exercise periods generally consistent with those that were applicable to stock options granted under the Stock Incentive Plan, and that upon a termination for cause, all options, vested or unvested, are immediately forfeited.

Restricted Stock Units

The Committee utilizes time-vesting RSUs as a component of executive compensation to directly align our executives’ interests with those of shareholders in incentivizing sustained, long-term value creation. Because these awards typically cliff vest after a specified period following the date of grant, they also incentivize our executives to remain in our employ. The Board has adopted a form of RSU award agreement under the Omnibus Equity Plan which generally provides that awards will cliff vest after a specified period (typically three years) following the date of grant, and that RSUs which are not vested at the time of termination of employment are forfeited.

Performance Share Units

Beginning in 2018, the Committee utilizes PSUs as a component of executive compensation to ensure our executives’ incentives are tied directly to key drivers of shareholder value growth. PSUs also play a role in executive retention, as a NEO is required to remain employed through the applicable vesting date in order to receive the shares underlying the PSUs. The Board has adopted a form of PSU award agreement under the Omnibus Equity Plan which generally provides that awards will cliff vest after a specified period (typically three

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years) following the date of grant, subject to the participant’s continued employment through the vesting date. Participants will be eligible to earn a specified range (typically 0-150%) of the PSU target award based on our actual performance with respect to selected metrics for the fiscal years specified in the grant. For PSU awards in 2019, the Committee selected cumulative Adjusted EBITDA and Adjusted Free Cash Flow (as defined above for MIP purposes) for fiscal years 2019 through 2021 as the performance metrics, as achievement with respect to these metrics is critical to continued shareholder value creation.

2018 Long-Term Incentive Plan Awards

In February 2018, the Committee issued long-term incentive equity awards (“2018 LTIP”) as a combination of PSUs, RSUs and non-qualified stock options (each pursuant to the Omnibus Equity Plan) to create strong pay-for-performance alignment of the Company’s compensation program with long-term interests of shareholders. The mix of equity-based compensation granted in February 2018 was as follows (based on the grant date fair value of the total award): 25% stock options, 25% RSUs and 50% PSUs. The Committee utilized this mix, together with other elements of our executive compensation, to optimize the balance of long-term and short-term incentives and to avoid undue emphasis on any specific element of the incentive compensation program, thus minimizing risk.

The Committee approved 2018 LTIP grants to our NEOs, other than Messrs. Hachigian and Beck, valued as set forth below. Upon joining the Company as president and CEO, as described in greater detail below under “Employment Agreements – Gary Michel”, Mr. Michel was awarded a 2018 LTIP grant split equally between stock options and PSUs, each with the same vesting criteria as other awards under the 2018 LTIP. Additional equity grants made outside the 2018 LTIP are described below under “2018 Non-LTIP Equity Plan Awards.”

Name	Stock Options(1)	RSUs(2)	PSUs(3)
Gary Michel	$2,000,000	$0	$2,000,000
John Linker	$125,000	$125,000	$250,000
Laura Doerre	$200,000	$200,000	$400,000
Peter Farmakis	$125,000	$125,000	$250,000
Peter Maxwell	$139,127	$139,127	$278,234
L. Brooks Mallard(4)	$300,000	$300,000	$600,000
(1)
All stock options, other than those granted to Mr. Michel, have a strike price of $33.34 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (February 26, 2018), and expire ten years from the date of grant. Stock options granted to Mr. Michel have a strike price of $28.94 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (June 18, 2018), and expire ten years from the date of grant.

(2)	RSUs vest in full on the third anniversary of the date of grant.
(3)
Value of PSUs issued at target. PSUs vest in a range of 0-150% of target on the third anniversary of the date of grant. The number of shares that vest will be determined by performance against pre-set three-year performance targets for Adjusted EBITDA and Adjusted Free Cash Flow, each weighted 50%. Vesting amounts may be adjusted upward or downward by up to 10% based upon the Company’s total shareholder return over the same period relative to the Russell 3000 Index. In no event, however, will the number of PSUs that vest exceed 150% of target.

(4)	All awards granted to Mr. Mallard were cancelled upon his departure from the Company in November 2018.

The Committee selected cumulative Adjusted EBITDA and Adjusted Free Cash Flow (as defined above for MIP purposes) for fiscal years 2018 through 2020 as the performance metrics because of the critical role those metrics play in long-term, sustained shareholder value creation. The committee selected a Total Shareholder Return (TSR) modifier for the 2018 PSU Awards to incentivize outperformance and shareholder value creation. Comparing JELD-WEN’s 3-year TSR to the Russell 3000 Index, the PSU award is modified by -10%, 0% or +10% shares for performance in the bottom 1/3 percentile, middle 1/3 percentile or top 1/3 percentile respectively. In no event, however, will the number of PSUs that vest exceed 150% of target.

2018 Non-LTIP Equity Plan Awards

Upon joining the Company as president and CEO, Mr. Michel was also awarded a one-time RSU grant valued at $3,000,000 to replace incentive compensation forfeited upon departure from his previous employer. The RSU grant is scheduled to vest in three equal installments on each of the first three anniversaries of the date of grant. Upon his appointment as CFO, Mr. Linker was also awarded a one-time RSU grant valued at $1,500,000. The RSU grant is scheduled to vest in three equal installments on each of the third, fourth and fifth anniversaries of the date of

2019 Proxy Statement  |  25

grant. Upon commencing services as our interim CEO, Mr. Hachigian was awarded a one-time grant of 314,267 RSUs scheduled to vest on the one-year anniversary of the date of grant based upon the portion of the year that Mr. Hachigian served in that capacity. In accordance with those terms, 105,903 RSUs, representing 33.7% of the award, vested on February 27, 2019. The remainder of the grant was forfeited.

2019 Long-Term Incentive Plan Awards

In February 2019, the Committee again issued long-term incentive awards (the “2019 LTIP”) as a combination of PSUs, RSUs and non-qualified stock options (each pursuant to the Omnibus Equity Plan) to continue a strong pay-for-performance alignment of the Company’s compensation program with long-term interests of shareholders. The mix of equity-based compensation granted in February 2019 was as follows (based on the grant date fair value of the total award): 25% stock options, 25% RSUs and 50% PSUs. The Committee utilized this mix, together with other elements of our executive compensation, to optimize the balance of long-term and short-term incentives and to avoid undue emphasis on any specific element of the incentive compensation program, thus minimizing risk.

The Committee approved 2019 LTIP grants to our current NEOs valued as set forth below. Mr. Farmakis was also awarded a one-time RSU grant valued at $1,250,000, which is scheduled to vest in equal amounts on each of the third and fourth anniversaries of the grant date. That grant is not reflected in the below chart.

Name	Stock Options(1)	RSUs(2)	PSUs(3)
Gary Michel	$887,500	$887,500	$1,775,000
John Linker	$262,500	$262,500	$525,000
Laura Doerre	$200,000	$200,000	$400,000
Peter Farmakis	$187,500	$187,500	$375,000
Peter Maxwell	$107,500	$107,500	$215,000
(1)	All stock options have a strike price of $20.10 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (February 25, 2019), and expire ten years from the date of grant.
(2)	RSUs vest in full on the third anniversary of the date of grant.
(3)	Value of PSUs issued at target. PSUs vest in a range of 0-150% of target on the third anniversary of the date of grant. The number of shares that vest will be determined by performance against pre-set three-year performance targets for Adjusted
EBITDA and Adjusted Free Cash Flow, each weighted 50%. Vesting amounts may be adjusted upward or downward by up to
10% based upon the Company’s total shareholder return over the same period relative to the Russell 3000 Index. In no event, however, will the number of PSUs that vest exceed 150% of target.

The Committee selected cumulative Adjusted EBITDA and Adjusted Free Cash Flow (as defined above for MIP purposes) for fiscal years 2019 through 2021 as the performance metrics for PSU awards because of the critical role those metrics play in long-term, sustained shareholder value creation. The committee selected a Total Shareholder Return (TSR) modifier for the 2019 PSU Awards to incentivize outperformance and shareholder value creation. Comparing JELD-WEN’s 3-year TSR to the Russell 3000 Index, the PSU award is modified by -10%, 0% or +10% shares for performance in the bottom 1/3 percentile, middle 1/3 percentile or top 1/3 percentile respectively. In no event, however, will the number of PSUs that vest exceed 150% of target.

Employee Benefits

Our NEOs generally participate in the same retirement program as other management employees assigned at their primary work location. NEOs based in the United States participate in the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”), under which the Company will match contributions up to 4% of the lesser of base salary or the annual statutory maximum dollar amount. For Mr. Farmakis, the Company contributes an amount equal to the required contribution rate (9.5% of salary, capped at statutory amounts, in 2018) to the Australia superannuation fund annually.

Our NEOs are also entitled to vacation and holiday pay in accordance with the terms of their respective employment agreements and otherwise on the same terms as other employees at their primary work location. In addition, our NEOs are eligible to participate in our medical, dental and other insurance programs in accordance with the terms and provisions of those programs in effect from time to time, and on substantially the same terms as those generally offered to other employees.

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Perquisites

For 2018, Messrs. Michel and Beck, and each of their immediate family members, were entitled to personal use of the Company aircraft, with the value of such usage limited to $75,000 annually for Mr. Michel and $150,000 annually for Mr. Beck. Mr. Michel is also entitled to use Company aircraft for transportation to and from board meetings for the other public company board on which he serves. Pursuant to the terms of their employment agreements, Messrs. Farmakis and Maxwell are entitled to a car allowance.

Section 3 – Other Compensation Information

Compensation Risk Assessment

The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, monitor incentive and equity-based compensation plans, and, at least annually, to review the Company’s compensation programs to confirm they are appropriately aligned with the Company’s strategic objectives and do not incentivize unnecessary or excessive risk taking. Based on that review, the Committee has determined that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce Taten, Chair
William Banholzer
Suzanne Stefany

2019 Proxy Statement  |  27

Section 4 – 2018 Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to our NEOs attributable to services performed during the years ended December 31, 2016, 2017 and 2018.

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensa- tion(6)	All Other Compensa- tion(7)	Total
Gary Michel President & Chief Executive Officer	2018	$444,231	$1,212,500	$4,967,005	$1,999,287	—	$58,497	$8,681,520

John Linker EVP & Chief Financial Officer	2018	$371,154	—	$1,953,966	$125,015	—	$29,224	$2,479,359
	2017	$342,692	—	$206,042	$293,772	$190,000	$61,949	$1,094,455

Laura Doerre EVP, General Counsel & Chief Compliance Officer	2018	$500,000	$150,000	$578,269	$200,030	—	$11,000	$1,439,299
	2017	$500,000	$150,000	$329,673	$470,043	$245,000	$145,643	$1,840,359
	2016	$161,538	$200,000	$1,427,108	—	$250,000	$63,387	$2,102,033
Peter Farmakis EVP & President, Australasia	2018	$415,773	$215,638	$361,389	$125,015	—	$90,636	$1,208,451
	2017	$421,956	—	$185,432	$264,396	$301,699	$100,372	$1,273,855
Peter Maxwell EVP & President, Europe	2018	$356,454	—	$402,272	$139,145	—	$12,796	$910,667

Kirk Hachigian Chairman; Former Interim Chief Executive Officer	2018	—	—	$10,109,971	—	—	$874,615	$10,984,586
	2017	—	—	$110,000	—	—	$190,000	$300,000
	2016	$638,462	—	—	—	$550,000	$5,385,114	$6,573,576
Mark Beck Former President & Chief Executive Officer	2018	$141,346	—	—	—	—	$2,005,728	$2,147,074
	2017	$870,192	—	$1,572,768	$2,242,439	$400,000	$532,149	$5,617,548
	2016	$850,000	—	—	$962,476	$2,125,000	$1,640,492	$5,577,968
L. Brooks Mallard Former EVP & Chief Financial Officer	2018	$452,481	—	$867,453	$300,044	—	$286,979	$1,906,957
	2017	$496,346	—	$428,418	$610,828	$285,000	$10,800	$1,831,392
	2016	$450,769	—	—	$59,248	$690,000	$284,365	$1,484,382
(1)	This column includes the name and principal position of each NEO during the fiscal year ended December 31, 2018. Mr. Beck’s employment with the Company ended on February 27, 2018. Mr. Mallard’s employment with the Company ended on November 8, 2018. Mr. Hachigian’s served as interim CEO from February 27 to June 29, 2018.
(2)	The amounts in the salary column represent the U.S. dollar value of salary paid to each NEO with respect to each year during which they were a NEO.
(3)	The amounts reported in the bonus column for 2018 represent the following: (i) for Mr. Michel, a sign-on bonus of $800,000 and a guaranteed payment of 50% of his 2018 MIP target, each of which was agreed in June 2018 in connection with commencement of his employment as President and CEO; (ii) for Mr. Farmakis, a discretionary bonus approved in the amount of AU$306,000 and reported in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00, the exchange rate in effect on December 31, 2018; and (iii) for Ms. Doerre, the remaining 50% of a cash sign-on award granted to her when she joined the Company.
(4)	Reflects the grant date fair value of RSUs and PSUs at target payout, calculated in accordance with FASB ASC Topic 718. For 2018, the calculation is described in Note 23—Stock Compensation in our audited financial statements for the year ended December 31, 2018 in our annual report on Form 10-K into which this Proxy Statement is incorporated by reference. The value of each PSU award on the grant date at maximum payout (i.e. 150% of target) is as follows: Mr. Michel ($2,978,341), Mr. Linker ($361,297), Ms. Doerre ($578,095), Mr. Farmakis ($361,297), Mr. Maxwell ($402,168) and Mr. Mallard ($867,193).
(5)	Reflects the grant date fair value of common stock options calculated in accordance with FASB ASC Topic 718. For 2018, the calculation is described in Note 23—Stock Compensation in our audited financial statements for the year ended December 31, 2018 in our annual report on Form 10-K into which this Proxy Statement is incorporated by reference.
(6)	The amounts reported in this column represent amounts paid pursuant to the Company’s MIP. No payments were made under our 2018 MIP.

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(7)	For 2018, the amounts in this column represent all other compensation not reported in any other column of the Summary Compensation Table, as reported in detail in the table below.
Name	401(k) Match/ Pension(a)	Deferred Cash(b)	Consulting Fees(c)	Director Fees	Airplane Usage(d)	Severance Payments(e)	Other Perquisites(f)	TOTAL
Gary Michel	$2,997	—	—	—	$55,500	—	—	$58,497
John Linker	$11,000	$18,224	—	—	—	—	—	$29,224
Laura Doerre	$11,000	—	—	—	—	—	—	$11,000
Peter Farmakis	$14,298	$52,068	—	—	—	—	$24,270	$90,636
Peter Maxwell	—	—	—	—	—	—	$12,796	$12,796
Kirk Hachigian	—	—	$684,615	$190,000	—	—	—	$874,615
Mark Beck	$7,067	—	—	—	$10,200	$1,988,461	—	$2,005,728
L. Brooks Mallard	$11,000	$104,135	—	—	—	$171,844	—	$286,979
(a)	Amounts listed are employer matching contributions for 2018 to the 401(k) Plan. Amounts for Mr. Farmakis represent the Company’s contribution to his superannuation account of AU$20,290, reported in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00, the exchange rate in effect on December 31, 2018.
(b)	Amounts paid to Messrs. Farmakis, Linker, and Mallard represent deferred cash payments in the amount of $6.96 per Class B-1 Common Stock Option that vested in 2018. Those options were outstanding as of November 1, 2016. The deferred cash was awarded in lieu of repricing such options in conjunction with the November 1, 2016 return of capital and was paid upon vesting of the associated options.
(c)	The amount reported for Mr. Hachigian represents amounts paid to him for service as our Interim CEO from February 27 to June 29, 2018.
(d)	Reflects the incremental variable operating cost to the Company associated with Messrs. Michel’s and Beck’s personal use of Company aircraft.
(e)	Reflects amounts paid to Messrs. Beck and Mallard or accrued (to be paid in 2019) as severance payments under the terms of their employment agreements as described in detail under “—Employment Agreements—Mark Beck” and “—Employment Agreements—L. Brooks Mallard” below.
(f)	The amount reported for Mr. Farmakis represents a car allowance (AU$34,440) reported in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00. The amount reported for Mr. Maxwell represents a car allowance (£10,000) reported in U.S. dollars at a conversion rate of U.S.$1.2796/£1.00.

2019 Proxy Statement  |  29

Grants of Plan-Based Awards

The following table summarizes the awards granted to each of our NEOs during the year ended December 31, 2018.

Name	Equity Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards	All Other Option Awards: Number of Securities Underlying Common Stock Options	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Gary Michel	MIP		$495,000	$825,000	$1,650,000
	NSO	06/18/18								172,650	$28.94	$1,999,287
	PSU	06/18/18				34,329	68,657	102,986				$1,985,560
	RSU	06/18/18							102,986(4)			$2,981,445
John Linker	MIP		$202,500	$337,500	$675,000
	NSO	02/26/18								9,281	$33.34	$125,015
	PSU	02/26/18				3,615	7,231	10,847				$240,865
	RSU	02/26/18							3,615(4)			$120,524
	RSU	11/01/18							93,516(5)			$1,592,577
Laura Doerre	MIP		$225,000	$375,000	$750,000
	NSO	02/26/18								14,850	$33.34	$200,030
	PSU	02/26/18				5,785	11,570	17,355				$385,397
	RSU	02/26/18							5,785(4)			$192,872
Peter Farmakis	MIP		$152,215	$253,692	$507,384
	NSO	02/26/18								9,281	$33.34	$125,015
	PSU	02/26/18				3,615	7,231	10,846				$240,865
	RSU	02/26/18							3,615(4)			$120,524
Peter Maxwell	MIP		$131,287	$218,812	$437,624
	NSO	02/26/18								10,330	$33.34	$139,145
	PSU	02/26/18				4,024	8,049	12,073				$268,112
	RSU	02/26/18							4,024(4)			$134,160
Kirk Hachigian	RSU	02/27/18							314,267(6)			$9,999,976
	RSU	04/26/18							3,789(7)			$109,995
Mark Beck	MIP		$656,250	$1,093,750	$2,187,500
L. Brooks Mallard(8)	MIP		$238,500	$397,500	$795,000
	NSO	02/26/18								22,275	$33.34	$300,044
	PSU	02/26/18				8,678	17,356	26,034				$578,128
	RSU	02/26/18							8,678			$289,325
(1)	Reflects potential payouts under the 2018 MIP. Amounts actually paid under our 2018 MIP to all NEOs are reported above in the Summary Compensation Table.
(2)	These columns represent the threshold, target and maximum potential payouts under the PSUs granted in 2018, which are scheduled to vest, upon the certification of the achievement of the predetermined performance metrics, on the third anniversary of the date of grant.
(3)	The amounts reflect the grant date fair values for stock options, RSUs and PSUs computed in accordance with FASB ASC Topic 718. Values for PSUs reflect the fair value of the shares on the date of grant based on the probable outcome of performance conditions (consistent with FASB ASC Topic 718).
(4)	Represents RSUs granted to each NEO, which are scheduled to vest in full on the third anniversary of the date of grant.
(5)	Represents RSUs granted to Mr. Linker, which are scheduled to vest one-third annually on the third, fourth and fifth anniversaries of the date of grant.
(6)	Represents RSUs granted to Mr. Hachigian, 105,903 of which vested in full on the first anniversary of the date of grant and the remainder of which were cancelled.
(7)	Represents RSUs granted to Mr. Hachigian in respect of his service as a director, which are scheduled to vest in full on the first anniversary of the date of grant.
(8)	NSOs, PSUs and RSUs granted to Mr. Mallard were cancelled upon his departure from the Company in November 2018.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards held by each of our NEOs as of December 31, 2018. Mr. Beck had no outstanding equity as of December 31, 2018.

Name	Grant Date	Option Awards				Stock Awards
		Number of common stock options underlying unexercised options exercisable	Number of common stock options underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of restricted stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Number of shares or units of performance stock that have not vested(3)	Market value of shares or units of stock that have not vested(2)
Gary Michel	06/18/18	—	—	—	—	102,986	$1,463,431	—	—
	06/18/18	—	172,650(4)	$28.94	06/18/28	—	—	—	—
	06/18/18	—	—	—	—	—	—	34,329	$487,815
John Linker	01/12/13	16,478	—	$13.25	01/12/23	—	—	—	—
	01/12/13	16,497	—	$9.23	01/12/23	—	—	—	—
	05/02/14	13,713	4,571(5)	$6.74	05/02/24	—	—	—	—
	05/02/14	1,232	1,232(5)	$9.97	05/02/24	—	—	—	—
	02/02/17	8,554	17,108(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—	—	—	7,468	$106,120		—
	02/26/18	—	—	—	—	—	—	3,615	$51,369
	02/26/18	—	9,281(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—	—	—	3,615	$51,369	—	—
	11/01/18	—	—	—	—	93,516	$1,328,862	—	—
Laura Doerre	11/02/16	—	—	—	—	49,412	$702,145	—	—
	02/02/17	13,687	27,373(4)	$27.59	2/2/2027	—	—	—	—
	02/02/17	—	—	—	—	11,949	$169,795	—	—
	02/26/18	—	—	—	—	—	—	5,785	$82,205
	02/26/18	—	14,850(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—	—	—	5,785	$82,205	—	—
Peter Farmakis	05/02/14	13,060	—	$10.76	05/02/24	—	—	—	—
	05/02/14	39,180	13,060(5)	$6.74	05/02/24	—	—	—	—
	05/02/14	3,520	—	$18.79	05/02/24	—	—	—	—
	05/02/14	3,520	—	$14.07	05/02/24	—	—	—	—
	05/02/14	7,040	3,520(5)	$9.97	05/02/24	—	—	—	—
	02/02/17	7,699	15,397(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—	—	—	6,721	$95,505	—	—
	02/26/18	—	—	—	—	—	—	3,615	$51,369
	02/26/18	—	9,281(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—	—	—	3,615	$51,369	—	—
Peter Maxwell	09/28/15	13,636	—	$19.89	09/28/25	—	—	—	—
	09/28/15	27,272	27,272(5)	$15.90	09/28/25	—	—	—	—
	09/28/15	3,190	—	$23.67	09/28/25	—	—	—	—
	09/28/15	6,380	6,380(5)	$19.58	09/28/25	—	—	—	—
	02/02/17	8,127	16,252(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—	—	—	7,094	$100,806	—	—
	02/26/18	—	—	—	—	—	—	4,024	$57,181
	02/26/18	—	10,330(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—	—	—	4,024	$57,181	—	—
Kirk Hachigian	02/27/18	—	—	—	—	105,903	$1,504,882	—	—
	04/26/18	—	—	—	—	3,789	$53,842	—	—

2019 Proxy Statement  |  31

Name	Grant Date	Option Awards				Stock Awards
		Number of common stock options underlying unexercised options exercisable	Number of common stock options underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of restricted stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Number of shares or units of performance stock that have not vested(3)	Market value of shares or units of stock that have not vested(2)
L. Brooks Mallard(6)	10/30/14	14,080	—	$14.07	10/30/24	—	—	—	—
	10/30/14	130,600	—	$6.74	10/30/24	—	—	—	—
	10/30/14	21,120	—	$9.97	10/30/24	—	—	—	—
	02/02/17	35,572	—	$27.59	02/02/27	—	—	—	—
(1)	The amounts in this column represent the total number of RSUs not vested as of December 31, 2018. RSUs granted to Ms. Doerre in 2016 are scheduled to vest in full on November 2, 2019. All RSUs granted in 2017 are scheduled to vest in full on February 2, 2020. RSUs granted in 2018 to Mr. Michel are scheduled to vest in full on June 18, 2021. RSUs granted to Messrs. Linker, Farmakis, and Maxwell and Ms. Doerre on February 26, 2018 are scheduled to vest in full on February 26, 2021. RSUs granted to Mr. Linker on November 1, 2018 are scheduled to vest in equal installments on each of November 1, 2021, November 1, 2022 and November 1, 2023. For RSUs granted to Mr. Hachigian (a) 33.7% of RSUs granted in February, or 105,903 RSUs, vested on February 27, 2019, with the remainder of the grant cancelled, and (b) the RSUs granted in April 2018 are scheduled to vest in full on April 26, 2019. Mr. Mallard’s unvested RSUs were cancelled upon his departure from the Company in November 2018.
(2)	Based on the per share closing market price of our common stock on December 31, 2018 of $14.21.
(3)	The amounts in this column represent the number of PSUs not vested as of December 31, 2018 for the performance period 2018 through 2020, based on the achievement of threshold performance.
(4)	Vest one-third annually over a three-year period beginning on the first anniversary of the grant date.
(5)	Vest 20% annually over a five-year period beginning on the first anniversary of the grant date.
(6)	In accordance with the terms of the award agreement pursuant to which stock options were granted to Mr. Mallard in 2014 and 2017, an aggregate of 33,160 stock options that would have vested on October 30, 2019 and 17,786 stock options that would have vested on February 2, 2019 became vested upon his departure from the Company in November 2018. His remaining unvested stock options were canceled.

Option Exercises and Stock Vested

The following table lists the options exercised and stock vested for each of the NEOs during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Gary Michel	—	—	—	—
John Linker	—	—	—	—
Laura Doerre	—	—	—	—
Peter Farmakis	—	—	—	—
Peter Maxwell	—	—	11,000	$289,300
Kirk Hachigian	—	—	3,533	$112,420
Mark Beck	433,461	$3,422,172	41,250	$1,312,575
L. Brooks Mallard	—	—	—	—
(1)	For options exercised in 2018, Mr. Beck was issued an aggregate of 377,977 shares, with an aggregate of 55,484 shares withheld to cover the exercise costs and taxes.
(2)	Aggregate dollar amounts calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.
(3)	Upon vesting of certain RSUs on September 15, 2018, 11,000 shares were issued to Mr. Maxwell. Upon vesting of certain RSUs on February 27, 2018, 2,826 shares were issued to Mr. Hachigian and 707 shares were withheld to cover applicable taxes. Upon vesting of certain RSUs on February 27, 2018, 25,493 shares were issued to Mr. Beck and 15,757 shares were withheld to cover applicable taxes.
(4)	Represents the aggregate value of RSUs issued to Messrs. Maxwell, Hachigian and Beck at a market value of $26.30, $31.82, and $31.82 per share, respectively, when settled.

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Employment Agreements

The Company entered into employment agreements (the “NEO Employment Agreements”) with each of our NEOs, except Mr. Hachigian, whose interim service as CEO was governed by the terms of a consulting services agreement. The NEO Employment Agreements generally provide for indefinite employment terms that are terminable by either party as provided therein and specify a minimum salary, target incentive compensation, as well as other benefits and perquisites. They also contain restrictive covenants that, among other things, limit the executive’s ability to engage in competitive activity with the Company, or to solicit customers or employees of the Company, within a specified period following their termination of employments. The NEO Employment Agreements also provide for certain payments and benefits following certain termination events, as described in greater detail under the heading “Potential Payments upon Termination or Change in Control.” Additional information unique to the employment arrangements of each NEO is described below.

Gary Michel

In connection with commencement of his employment with the Company, Mr. Michel entered into a NEO Employment Agreement effective June 18, 2018, which provided that he would serve in the role of President and Chief Executive Officer, is entitled to an initial annual base salary of $825,000, and is eligible for a target incentive opportunity under the MIP for 2018 equal to 100% of his base salary, with a guaranteed minimum payout of 50% of the annual target value. Pursuant to this agreement, the Company also committed to pay Mr. Michel $800,000 to compensate him for bonus opportunity and other compensation forfeited upon his resignation from his prior employer. Upon the commencement of his employment with the Company, Mr. Michel was granted an RSU award valued at $3,000,000 on the date of grant that is scheduled to vest ratably over 3 years, which was also intended to compensate him for compensation forfeited upon his resignation from his prior employer. Mr. Michel also received a LTIP grant valued at $4,000,000 on the date of grant, which was issued 50% in PSUs and 50% in stock options. The PSUs were issued under the 2018-2020 performance plan and will vest in full on the third anniversary of the date of the grant. The stock options were issued with a strike price set at the average of the 5-day closing price as of the grant date and vest ratably over three years. During his employment, Mr. Michel is permitted to use the Company aircraft for personal travel with a value limited to $75,000 annually.

John Linker

Until October 15, 2018, Mr. Linker’s NEO Employment Agreement provided for an annual base salary of $350,000, with a target incentive opportunity under the MIP equal to 60% of his base salary. Effective October 15, 2018, in connection with his promotion to CFO, Mr. Linker entered into a new NEO Employment Agreement with the Company. Pursuant to the new employment agreement, Mr. Linker’s minimum base salary was raised to $450,000 and his target incentive opportunity under the MIP increased to 75% of his base salary.

Laura Doerre

Ms. Doerre’s NEO Employment Agreement provides for a minimum base salary of $500,000 and a target incentive opportunity under the MIP equal to 75% of her base salary. Pursuant to an arrangement entered upon commencement of her employment, Ms. Doerre was also entitled to deferred cash in the amount of $300,000 payable ratably in December 2017 and December 2018 to replace incentive compensation forfeited upon resignation from her previous employer.

Peter Farmakis

Mr. Farmakis’s NEO Employment Agreement provides for a minimum base salary of AUD 600,000 and a target incentive opportunity of 60% of his base salary. He is also entitled to superannuation contributions in accordance with minimum amounts required by law, as well as an automobile allowance.

Peter Maxwell

Mr. Maxwell’s NEO Employment Agreement provides for a minimum base salary of £246,400 and a target incentive opportunity of 60% of his base salary. He is also entitled to an automobile allowance.

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Mark Beck

In connection with Mr. Beck’s departure from the Company, he received the following benefits in exchange for an executed severance and release agreement, all as provided for in his NEO Employment Agreement and described below under the heading “—Potential Payments upon Termination or Change in Control”:

Pay in Lieu of 30 days’ Notice	$74,398
Severance Pay(1)	$1,968,750
2018 Bonus(2)	$273,438
(1)	Represents one year’s base pay and target annual MIP payment, to be paid in twelve (12) equal monthly installments.
(2)	Represents prorated target bonus for the portion of the year through March 31, 2018, to be paid on or about March 15, 2019, on the date that bonuses to other employees are paid.

In addition, in accordance with the terms of applicable agreements pursuant to which outstanding stock options and RSUs were granted, vesting was accelerated for 166,252 stock options and 41,250 RSUs held by Mr. Beck at the time of his termination. All remaining unvested stock options and RSUs were canceled. Mr. Beck is also entitled to be reimbursed for up to 12 months of COBRA continuation health coverage and up to $10,000 in outplacement services.

L. Brooks Mallard

In connection with Mr. Mallard’s departure from the Company, he received the following benefits in exchange for an executed severance and release agreement, all as provided for in his NEO Employment Agreement and described below under the heading “—Potential Payments upon Termination or Change in Control”:

Pay in Lieu of Notice (5 days)	$7,260
Severance Pay(1)	$927,500
Pay in Lieu of Outplacement Services(2)	$10,000
(1)	Represents one year’s base pay and target annual bonus, to be paid in twelve (12) equal monthly installments.
(2)	Represents maximum entitlement for outplacement services.

In addition, in accordance with the terms of applicable agreements pursuant to which outstanding stock options and RSUs were granted, vesting was accelerated for 50,946 stock options held by Mr. Mallard at the time of his termination. All remaining unvested stock options and RSUs were canceled. Mr. Mallard is also entitled to be reimbursed for up to 12 months of COBRA continuation health coverage.

Kirk Hachigian

Mr. Hachigian acted in the role of CEO from February 27, 2018 through June 29, 2018 as a consultant and on an interim basis. Pursuant to the terms of a Consulting Services Agreement, Mr. Hachigian received a biweekly fee of $76,923 plus reimbursement of reasonable and necessary business expenses. In addition, upon commencement of his services as CEO, Mr. Hachigian received a grant of 314,267 RSUs scheduled to vest on the one-year anniversary of the date of grant based upon the portion of the year that Mr. Hachigian served in that capacity. Pursuant to those terms, 105,903 RSUs, representing 33.7% of the award, vested on February 27, 2019. Mr. Hachigian was not entitled to and did not receive any additional compensation upon termination of the Consulting Services Agreement, which also contained customary ongoing obligations related to confidential information and intellectual property, among others.

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2018 CEO Pay Ratio Disclosure

As a result of rules the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose annually the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO.

Identifying the Median Employee

To calculate this ratio, we began by identifying our “median employee” using a multistep process permitted under SEC rules. First, we compiled our active, global employee population. As permitted under the de minimis exception, we excluded from the population employees in the following six jurisdictions: Latvia (526), Mexico (308), Chile (155), St. Kitts (42), Croatia (9) and New Zealand (5). Excluding those employees, as of November 2, 2018, JELD- WEN had 22,099 full-time and part-time employees in 20 countries worldwide, including 9,544 employees in the United States and 12,555 employees outside the United States. This total excludes independent contractors and other individuals classified as non-employees in their respective jurisdictions based on our employment and payroll tax records.

To identify the median employee from our identified employee population, we next compiled for each employee “total cash compensation” consisting of: (i) base pay (salary or gross wages for hourly employees), annualized for any permanent employees hired during the year and for all employees through the end of the year; (ii) bonuses and cash incentives paid in 2018; and (iii) cash commissions and similar payments. Compensation amounts were determined from our payroll systems in each jurisdiction. Payments not made in US dollars were converted to US dollars at the prevailing exchange rates on November 2, 2018. Our median employee was determined as the individual who earned total cash compensation at the midpoint of our global employee population.

Calculating the 2018 CEO Pay Ratio

To determine the CEO to median employee pay ratio, we then calculated 2018 total compensation for our median employee consistent with the methodology used to calculate 2018 total compensation of our CEO in the Summary Compensation Table on page 28 of this Proxy Statement and divided it into the CEO’s total compensation. As permitted under the SEC rules, we calculated the compensation for our CEO based on the CEO (Mr. Michel) serving on November 2, 2018, the date we selected to identify the median employee, and annualized his total compensation as reflected in the Summary Compensation Table. The table below sets forth our 2018 CEO pay ratio.

In addition, the table below includes an alternative pay ratio to more clearly reflect anticipated full-year compensation to our current CEO as compared to the median employee. Because Mr. Michel joined the Company in June 2018, his total compensation for 2018 (as reflected below and in the Summary Compensation Table) is comprised of (y) a prorated amount of base salary based on his start date and (z) one-time cash and equity awards intended to compensate him for incentive compensation forfeited upon his departure from his previous employer. As such, Mr. Michel’s 2018 total compensation is not indicative of the amount of compensation he is expected to earn under his annual compensation package. Therefore, we have also calculated a ratio of our CEO’s total annual target compensation (i.e. base salary, annual cash incentive opportunity and annual LTIP award) to our median employee’s total annual compensation (i.e. base salary, bonus and superannuation contributions) to show a “normalized” pay ratio.

Total Compensation Methodology	CEO Total Annual Compensation	Median Employee Total Annual Compensation	CEO To Median Employee Pay Ratio
CEO Annualized 2018 Total Compensation, Including New-Hire Incentives	$9,062,289	$50,593	179:1
“Normalized” Total Compensation, Calculated at “Target”	$5,238,750	$50,593	104:1

The amounts above are reasonable estimates, calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their ratio, the estimated CEO pay ratio information provided herein should not be used as a basis for comparison between companies.

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Potential Payments upon Termination or Change in Control

Each of our NEOs would be entitled to certain payments and benefits following a termination of employment in certain circumstances. These potential benefits are summarized below and reflect obligations pursuant to the NEO Employment Agreements in effect on December 31, 2018. The actual payments and benefits received by Messrs. Beck and Mallard in connection with their departure are consistent with those provided for upon a termination without cause in their NEO Employment Agreements.

Termination for Cause or Voluntary Resignation without Good Reason

Upon a termination by the Company for cause (as defined in the relevant agreement or as determined in accordance with the applicable equity plan) or due to a voluntary resignation without good reason (as defined in the relevant agreement), no severance benefits would be paid to the NEO. The NEO would forfeit the right to an annual bonus under the MIP in the year of termination but would be paid for any bonus earned in the prior fiscal year if such bonus had not yet been paid prior to the date of termination. Stock options, RSUs and PSUs would be treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs are immediately forfeited, and vested stock options remain exercisable for the 90-day period following termination.

Termination Due to Death or Disability or Retirement

Upon a termination due to death or disability, the NEOs would receive salary through the date of death or disability, as well as (except for Mr. Maxwell) a prorated bonus for the year in which the termination occurs, based on the Company’s actual performance, prorated for the number of calendar months during which the executive was employed prior to termination.

Stock options, RSUs and PSUs would be treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs are immediately forfeited. Stock options that are vested on the date of death, disability or retirement on or after age 65 remain exercisable until the earlier to occur of (x) the expiration of the twelve-month period following termination and (y) the stock option expiration date.

Termination without Cause or Resignation for Good Reason

Not in Connection with a Change in Control

Under the terms of the NEO Employment Agreements for Messrs. Michel and Linker and Ms. Doerre, in the event that the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason (as such terms are defined in the NEO Employment Agreement), subject to the NEO’s execution and effectiveness of a general release of claims in our favor, the NEO will be entitled to receive: (i) an amount equal to the sum of (x) the NEO’s then-current base salary and (y) the NEO’s target annual cash incentive bonus for the year of termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs through the date of termination; (iii) treatment of equity awards held by the NEO pursuant to the terms of the applicable award agreement; (iv) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination and elects to continue coverage, reimbursement of 12 months of COBRA premiums following termination; and (v) outplacement services not to exceed a total value of $10,000. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants.

The NEO Employment Agreements for Messrs. Farmakis and Maxwell contain similar economic terms, although the additional year of salary and bonus as well as continuation of benefits, to which each would be entitled in the event of a termination without cause or for good reason is delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice. Mr. Maxwell is not entitled to a prorated cash incentive bonus in the year of termination.

For stock options granted on and prior to February 2, 2017, award agreements typically provided that upon termination without cause or resignation for good reason, the number of stock options scheduled to vest on the vesting date next following termination would accelerate and vest on the date of termination. For stock options

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granted after that date, award agreements typically provide that any stock options not yet vested on the date of termination are forfeited. Award agreements typically provide that vested options may be exercised during a period of 90 days following the date of termination without cause or resignation for good reason.

For RSUs that vest ratably over the vesting period and were granted prior to February 2, 2017, award agreements typically provided that upon termination without cause or resignation for good reason, the number of RSUs scheduled to vest on the vesting date next following termination would accelerate and vest on the date of termination. For all other RSUs and for all PSUs, the award agreements typically provide that any RSUs not yet vested on the date of termination are forfeited.

In Connection with a Change in Control

Under the terms of the NEO Employment Agreements for Messrs. Michel and Linker and Ms. Doerre, in the event of termination of employment without cause or resignation for good reason, in either case occurring on or after a “change in control” (as defined in the applicable NEO Employment Agreement), the NEO will be entitled to receive: (i) an amount equal to two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event or the three full fiscal years prior to the year of termination, if greater; (ii) a prorated annual cash incentive bonus based on the NEO’s annual bonus target amount for that fiscal year through the date of termination (rounded up to the next whole month); (iii) accelerated vesting of all time-based equity awards held by the NEO; (iv) full acceleration of vesting of PSUs at target amounts prorated through the date of termination (rounded up to the next full year); (v) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination, payment of 24 months of COBRA premiums following termination; and (vi) outplacement services not to exceed a total value of $10,000. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants.

Under the terms of the NEO Employment Agreement for Mr. Farmakis in the event that his employment is terminated by us without cause or he resigns for good reason, in either case occurring on or after a change in control (as defined in his NEO Employment Agreement), he will be entitled to receive (i) an amount equal to the sum of (x) his current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs; (iii) accelerated vesting of all time-based equity; (iv) acceleration of vesting of PSUs at target amounts prorated through the date of termination; and (v) outplacement services not to exceed $10,000 in total; provided, however, that the benefits provided in (i) and (ii) are delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice.

Under the terms of the NEO Employment Agreement for Mr. Maxwell, in the event his employment is terminated by us without cause or he resigns for good reason, in either case occurring on or after a change in control (as defined in his NEO Employment Agreement), he will be entitled to receive (i) an amount equal to his current base salary; (ii) accelerated vesting of all time-based equity; and (iii) accelerated vesting of PSUs at target amounts prorated through the date of termination; provided, however, that the benefits provided in (i) are delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment of salary in lieu of notice.

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Estimated Potential Termination Payments and Benefits

The following table provides the estimated value of the payments and benefits that our NEOs would have been provided under the employment agreements, letter agreements, and other management agreements and policies described above that were in effect as of December 31, 2018 in connection with certain termination scenarios, assuming such termination had occurred on December 31, 2018. The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such event. Amounts actually paid to Messrs. Beck and Mallard pursuant to their respective NEO Employment Agreements upon departure from the Company are disclosed in the Summary Compensation Table above.

Name(1)	Without Cause or Good Reason (not in connection with a Change in Control)(2)	Death or Disability(3)	Termination in Connection with a Change In Control(4)
Gary Michel	$1,731,110	$412,500	$5,171,333
John Linker	$796,143	$—	$3,250,598
Laura Doerre	$840,712	$—	$2,888,237
Peter Farmakis	$665,498	$215,638	$1,015,751
Peter Maxwell	$482,152	$—	$827,936
(1)	None of the NEOs will receive any special benefits in the event of voluntary separation without good reason or termination for cause. Under standard plan provisions, the NEOs will continue to be eligible for benefits under the Company’s medical and dental plans until the last day of the month in which termination occurs. The NEO would also receive payment for bonus earned in the fiscal year prior to termination if that bonus has not been paid prior to the termination date. Any bonus earned in the year of termination is forfeited. Mr. Maxwell would also be entitled to payment for vacation days earned but not used in the year of termination, if any. Amounts for Mr. Farmakis are presented in U.S. dollars at a conversion rate of U.S.$0.7047/AU$1.00. Amounts for Mr. Maxwell are presented in U.S. dollars at a conversion rate of U.S.$1.2796/ £1.00.
(2)	Amounts in this column represent the cash and benefits to be paid to the NEO in the event of termination by the Company without cause or resignation with good reason (each as defined in the NEO’s Employment Agreement). For Messrs. Michel and Linker and Ms. Doerre, the severance benefits represent (i) one year of base salary, (ii) one year’s target bonus, (iii) COBRA reimbursement for 12 months and (iv) accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options.

For Mr. Farmakis, amounts in this column represent amounts due in the event that he was terminated by the Company without cause or resigned for good reason (each as defined in his employment agreement) equal to: (i) one year’s base salary in lieu of notice, (ii) his 2018 bonus and (iii) accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options.

For Mr. Maxwell, amounts in this column represent amounts due in the event he was terminated by the Company without cause or resigned for good reason equal to: (i) one year’s base salary in lieu of notice and (ii) accelerated vesting of one additional tranche of all invested pre-IPO and IPO Grant stock options. In each case, amounts were computed based on a valuation of our common stock on December 31, 2018 of $14.21.

(3)	Amounts in this column represent the bonus for the year of termination that each NEO would have received in the event of termination by death or disability. Mr. Maxwell’s employment agreement in effect on December 31, 2018 did not contain any provision for the payment of a bonus in the event of termination for death or disability.
(4)	Amounts in this column represent the cash and benefits to be paid to the NEOs in the event of termination within 24 months of a Change In Control (as defined in the NEO’s Employment Agreement). For Messrs. Michel and Linker and Ms. Doerre, these amounts represent (i) two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event (assumed paid at target for purposes of this calculation); (ii) a prorated annual cash incentive bonus paid at target; (iii) accelerated vesting of (a) all time-based equity awards and (b) all PSUs at target amounts prorated through the date of termination; (iv) estimated payment for 24 months of COBRA premiums; and (v) outplacement services not to exceed a total value of $10,000.

For Mr. Farmakis, this amount represents (i) one year’s base salary in lieu of notice, (ii) his 2018 target bonus and (iii) accelerated vesting of (a) all time-based equity awards and (b) all PSUs at target amounts prorated through the date of termination.

For Mr. Maxwell, this amount represents (i) one year’s base salary in lieu of notice and (ii) accelerated vesting of (a) all time-based equity awards and (b) all PSUs at target amounts prorated through the date of termination.

In each case, the value of equity awards was computed based upon a valuation of our common stock on December 31, 2018 of $14.21.

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4. AUDIT COMMITTEE MATTERS

Independent Auditor’s Fees and Services

The following is a description of the professional services performed and the fees billed by PwC for the fiscal years ended December 31, 2018 and December 31, 2017.

(dollars in millions)	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2017
Audit Fees (1)	$10.3	$6.9
Audit-Related Fees (2)	—	0.7
Tax Fees (3)	0.8	2.2
All Other Fees	—	—
Total	$11.1	$9.8
(1)	Audit fees consist of fees and expenses billed by PwC for the quarterly reviews and annual audits of our financial statements, as well as the audits of statutory filings for certain foreign subsidiaries.
(2)	Audit-related fees represent services provided by PwC in connection with our IPO in January 2017 and secondary offerings in
May and November 2017, including the registration statements on Form S-1 and amendments thereto.
(3)	Tax fees are fees and expenses billed by PwC for domestic and international tax compliance and planning services and tax advice.

Audit Committee Pre-Approval of Audit and Non-Audit Related Services of Independent Auditor

The Audit Committee has adopted a Policy for Pre-Approval of Independent Auditor Services (the “Pre-Approval Policy”) outlining the scope of services that PwC may provide to the Company. The Pre-Approval Policy sets forth guidelines and procedures the Company must follow when retaining PwC to perform audit, audit-related, tax and other services. The Pre-Approval Policy also specifies certain non-audit services that may not be performed by PwC under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Pre-Approval Policy. The services provided by our independent auditor and related fees are discussed with the Audit Committee, and the Pre-Approval Policy is evaluated and updated periodically by the Audit Committee.

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Report of the Audit Committee of the Board

The Audit Committee operates under a written charter adopted by the Board. The charter is available under the Governance section on the Company’s website at investors.jeld-wen.com.

The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal auditors and independent auditor, and the Company’s compliance with legal and regulatory requirements. Subject to ratification by the shareholders, the Audit Committee has the sole authority and responsibility to select, determine the compensation of, oversee, evaluate and, when appropriate, replace the Company’s independent auditor.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company’s system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor is responsible for auditing those financial statements and expressing an opinion as to their conformity with such accounting principles and effectiveness of the Company’s internal control over financial reporting. PwC was the Company’s independent auditor in 2018. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

During 2018, the Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements;
•	Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;
•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2018 and summaries of the significant reports to management by the internal auditors;
•	Reviewed and discussed with management the plans and progress against those plans for remediating material weaknesses and significant deficiencies in internal controls;
•	Reviewed and discussed with management policies with respect to risk assessment and risk management;
•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;
•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;
•	Reviewed, updated and approved the Audit Committee’s charter; and
•	Met with the CFO, the general counsel, the independent auditor and the internal auditors in separate executive sessions.

The Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year ended December 31, 2018 and the critical accounting policies that are set forth in the Company’s annual report on Form 10-K.

The Audit Committee discussed with PwC matters that independent auditors must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” as adopted by the PCAOB. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

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PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with PwC its independence from the Company and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K and reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q were compatible with maintaining its independence. The Audit Committee also reviewed and pre-approved, among other things, the audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s annual report on Form 10-K for filing with the SEC. The Audit Committee also selected PwC as the Company’s independent auditor for the year ending December 31, 2019, which it believes is in the best interest of the Company and its shareholders, and is presenting that selection to shareholders for ratification at the meeting.

Members of the Audit Committee of the Board:

Greg G. Maxwell, Chairman
Martha (Stormy) Byorum
Suzanne Stefany
Steven Wynne

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5. PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1: Election of Class II Directors
The Board has nominated four Class II directors for re-election at the Annual Meeting to hold office until the annual meeting of shareholders to be held in 2022. The Governance and Nominating Committee evaluated and recommended the nominees in accordance with its charter and our Corporate Governance Guidelines.

Each director must be elected by a plurality of the votes cast.

The Board of Directors is currently divided into three classes. The Board has nominated for reelection each of William F. Banholzer, Martha (Stormy) Byorum, Greg G. Maxwell and Matthew Ross (the “Nominees”) as Class II directors to hold office for a three-year term expiring at the annual meeting of shareholders to be held in 2022, or until his or her respective successor is duly elected and qualified, subject to his or her earlier death, resignation or removal.

Name	Age	Director Since	Occupation
William F. Banholzer, Ph.D.	62	2017	Research Professor in Chemical and Biological Engineering and Chemistry at the University of Wisconsin
Martha (Stormy) Byorum	70	2014	Founder and CEO of Cori Investment Advisors, LLC
Greg G. Maxwell	62	2017	Former Executive Vice President, Finance, and CFO for Phillips 66
Matthew Ross	42	2011	Managing Director of Onex

The Nominees are currently directors and have consented to be named in this Proxy Statement and to serve as directors if elected at the Annual Meeting. We have no reason to believe that any of the Nominees will be unable or unwilling for good cause to serve if elected. However, if any Nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

See “The Board of Directors—Members of the Board of Directors” for additional information on the business experience and qualifications of each of our director nominees.

✔	OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL FOUR OF THE BOARD’S CLASS II DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

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Proposal 2: Advisory Vote to Approve Compensation of NEOs
The Board is requesting your advisory vote on the following “say-on-pay” resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this proposal.

The Board is committed to excellence in corporate governance and recognizes the interest our shareholders have in our executive compensation program. As part of that commitment, and in accordance with the Exchange Act, our shareholders are being asked to approve a nonbinding, advisory resolution on the compensation of our named executive officers, as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis, beginning on page 17 of this Proxy Statement, we believe that our executive compensation program effectively aligns the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to JELD-WEN’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to JELD-WEN’s long-term success.

We are asking our shareholders to vote FOR, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company’s shareholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Statement in Support

Through our ongoing shareholder engagement, we receive consistent feedback that our investors favor incentive compensation arrangements tied to specific performance measures that drive long-term performance and value creation. In addition, at our annual meeting of shareholders held in 2018, 97% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. As a result of the strong shareholder support of our pay-for-performance compensation structure, among other considerations, the Committee decided not to implement any significant changes to our compensation programs in fiscal 2018, but to continue to focus our compensation program to incorporate performance elements directly linked to achievement of our long-term strategic goals.

Key features of our fiscal year 2018 executive compensation program were:		Pay-for-Performance
•
50% of the annual long-term target equity opportunity for our NEOs was delivered in the form of a performance-based stock award with payouts based on achievement against pre-established strategic performance metrics.
100% Annual cash incentive tied to achievement of preset revenue and earnings targets
•	Metrics for our performance stock awards were designed to align with our key strategic initiatives that drive long-term shareholder value.	50% Long-term target equity awards were performance stock awards tied to strategic metrics
•
Our performance stock awards included a relative total shareholder return multiplier, to incentivize significant positive outperformance, thereby strengthening the alignment of the interests of our executive officers with the interests of our long-term shareholders.

✔
OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

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Proposal 3: Ratification of Selection of Independent Auditor for 2019
The Audit Committee has selected PwC as JELD-WEN’s independent auditor for 2019. As a matter of good corporate governance and because the Board considers the selection of the independent auditor to be an important matter of shareholder concern, the Board asks that shareholders ratify the selection of PwC as independent auditor.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this proposal.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of JELD-WEN’s independent auditor retained to audit JELD-WEN’s financial statements and internal controls over financial reporting. The Committee conducts a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence. The Committee considers whether the independent auditor should be rotated and considers the advisability and potential impact of selecting a different independent auditor. In evaluating and selecting the Company’s independent auditor, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, an analysis of known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, including recent PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the audit firm.

The Audit Committee selected, and the Board ratified the selection of, PwC to serve as our independent auditor for 2019. PwC has been JELD-WEN’s auditor since 2000.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management. Due to the rotation requirements, JELD-WEN last engaged a new audit partner at PwC beginning in 2018.

The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interests of JELD-WEN and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent auditor for 2019. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on JELD-WEN’s independent auditor and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of JELD-WEN and our shareholders.

Representatives of PwC will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

✔	OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2019.

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6. INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Questions and Answers About the Annual Meeting

Why am I receiving these materials?

You are receiving these materials because, at the close of business on March 11, 2019 (the “Record Date”), you owned shares of the Company’s common stock, $0.01 par value per share. All shareholders of record on the Record Date are entitled to attend and vote at the Annual Meeting.

Each share of our common stock is entitled to vote at the Annual Meeting. As of the Record Date, we had 100,855,184 shares of common stock outstanding. With respect to all matters submitted for vote at the Annual Meeting, each share of common stock is entitled to one vote.

What is a proxy?

A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the shareholder’s specific voting instructions.

The Board is soliciting proxies for use at the Annual Meeting and has designated Laura Doerre and James Hayes to serve as proxies for the Annual Meeting, or any postponements or adjournments of the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to shareholders. The Company has elected to mail a Notice of Internet Availability of Proxy Materials, rather than send a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials were sent to shareholders beginning on or about March 25, 2019, and the proxy materials were posted in the Financials section of the Company’s website, investors.jeld-wen.com, and on the website referenced in the Notice of Internet Availability of Proxy Materials on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s shareholders and lowers the Company’s costs. All shareholders will have the ability to access, and receive instructions on how to access, the proxy materials over the Internet or request a printed set of the proxy materials, if desired. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote using the Internet or by telephone. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), you are a shareholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc. (“Broadridge”).

Beneficial Owners. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability of Proxy Materials or proxy materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

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How can I access the proxy materials for the Annual Meeting?

Shareholders may access the proxy materials, which include the Notice of Annual Meeting of Shareholders, Proxy Statement (including a form of proxy card) and 2018 Annual Report on the Internet at www.proxyvote.com. You can also request a paper copy of the proxy materials be mailed to you free of charge via the Internet (at www.proxyvote.com), by telephone (toll-free at 800-579-1639) or by sending an email to sendmaterial@proxyvote.com and referencing the 16-digit number on the Notice of Internet Availability of Proxy Materials that you received. Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Shareholders of Record. You may enroll in the electronic proxy delivery service at any time by contacting JELD-WEN Shareholder Services via email at ShareholderServices@jeldwen.com and requesting enrollment.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

What matters am I voting on, how may I vote on each matter, and how does the Board recommend that I vote on each matter?

The following table sets forth each of the matters you are being asked to vote on, the standard for determining the outcome of the vote, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?
1.
The election of the four Class II director nominees identified in this Proxy Statement, each for a three-year term or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal.

Each Class II director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes “FOR” are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.

You may (i) vote FOR the election of all Class II director nominees named herein; (ii) WITHHOLD authority to vote for all such Class II director nominees; or (iii) vote FOR the election of some Class II director nominees and WITHHOLD authority to vote for specific Class II director nominees by so indicating in the space provided on the proxy. If you WITHHOLD your vote, your shares will not be considered to have been voted and will have no effect on the vote on this matter.
The Board recommends that you vote FOR all four of the Class II director nominees.
2.
The approval, on a nonbinding, advisory basis, of the compensation of our named executive officers.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this advisory proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.

You may vote FOR or AGAINST the advisory vote on the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.
The Board recommends that you vote FOR the approval, on an advisory basis, of the Company’s executive compensation.

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Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?
3.
The ratification of PwC as the Company’s independent auditor for 2019.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.
	You may vote FOR or AGAINST the ratification of PwC, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.	The Board recommends that you vote FOR the ratification of PwC as the Company’s independent auditor for 2019.

Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Bylaws, our Restated Certificate of Incorporation, the laws of Delaware or other applicable laws.

How do I vote if I am a shareholder of record?

As a shareholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;
•	Vote on the Internet on the website shown on the proxy card;
•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope; or
•	Vote in person at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote in person.

How do I vote if I am a beneficial owner?

As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions that your bank or broker sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a bank or broker. As a beneficial owner, if you wish to change the directions that you have provided your bank or broker, you should follow the instructions that your bank or broker sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your bank or broker giving you the right to vote the shares.

What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

Shareholders of Record. If you are a shareholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them in accordance with the recommendations of the Board, as follows:

•	FOR the election of the Class II director nominees;
•	FOR the approval, on an advisory basis, of the Company’s executive compensation program; and
•	FOR the ratification of PwC as our independent auditor for 2019.

Beneficial Owners. If you sign your voting card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

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What is the effect of broker non-votes, abstentions and withheld votes?

Under the rules of the NYSE, if you are a beneficial owner, your bank or broker has discretion to vote only on certain “routine” matters without your voting instructions. The only “routine” proposal you are being asked to vote on at the Annual Meeting is Proposal 3 (Ratification of the Independent Auditor for 2019). Your bank or broker will not be permitted to vote your shares on any of the other proposals at the Annual Meeting unless you provide proper voting instructions.

Because our Bylaws require that all elections of directors be determined by a plurality of the votes cast and that all other matters be determined by a majority of the votes cast affirmatively or negatively, abstentions, withheld votes and broker non-votes will have no effect on the outcome of a particular vote.

How do I vote Plan Shares?

If you are a participant in the JELD-WEN Employee Stock Ownership and Retirement Plan (“ESOP”) and/or JELD-WEN KSOP (“KSOP”; together with the ESOP, each a “Plan”), you will receive a voting card that will permit you to instruct the administrator of the Plan through Wells Fargo & Company (“Wells Fargo”) how to vote the shares of common stock credited to your account(s) and held in a Plan on March 11, 2019. Wells Fargo, as custodian of the Plan’s assets and shareholder of record, will vote these shares in accordance with your instructions to the Plan administrator or, on any matter for which you do not provide timely voting instructions, in accordance with the recommendation of the Board.

What can I do if I change my mind after I vote?

Shareholders of Record. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	Written notice of revocation to JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary;
•	Timely delivery of a valid, later-dated proxy or a later-dated online vote or vote by telephone; or
•	Attending the Annual Meeting and voting in person by ballot.

Beneficial Owners. If you are a beneficial owner of shares but not the shareholder of record, you may submit new voting instructions by contacting your bank or broker. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote if I am a beneficial owner?” above. All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the shareholder’s specific voting instructions.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder of record as of the Record Date or you hold a valid legal proxy for the Annual Meeting as described in the answer to the previous question.

Shareholders of Record. If you are a shareholder of record, the Notice of Internet Availability of Proxy Materials is your admission ticket. You will need to bring the notice and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Beneficial Owners. If you hold your shares in street name, you will need to bring with you to the Annual Meeting valid photo identification and your most recent brokerage statement or a letter from your bank or broker indicating that you hold JELD-WEN shares. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in the answer to the question “How do I vote if I am a beneficial owner?” above.

Please note that cameras, phones or other similar electronic devices may not be used in the meeting room and large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with meeting guidelines and procedures that will be available at the meeting.

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What votes need to be present to hold the Annual Meeting?

Under our Bylaws, a quorum will exist at the Annual Meeting if shareholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Shareholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions, withheld votes and broker non-votes are counted as “present” for determining a quorum.

Who will count the votes?

American Election Services, LLC (“AES”) will act as the inspector of elections and count the votes.

Where can I find the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting. If on the date of this Form 8-K filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amendment on Form 8-K/A filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2018 Annual Report and proxy card), as applicable, and any additional information furnished to shareholders. Broadridge will assist us in distribution of the proxy materials and AES will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers, or other employees for such services.

Are you “householding” for shareholders sharing the same address?

The SEC’s rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, to an address that two or more shareholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2018 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. If printed copies of proxy materials are requested, we will still send each shareholder an individual proxy card.

If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, we will send copies to you if you contact us at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary or by telephone at (877) 592-7575. If you and other residents at your address received multiple copies of the Notice of Internet Availability of Proxy Materials and desire to receive only a single copy of these materials, you may contact your bank or broker or contact us at the above address or telephone number.

2019 Proxy Statement  |  49

What is the deadline for shareholders to propose actions for consideration at the annual meeting of shareholders to be held in 2020?

Shareholder Proposals to be Considered for Inclusion in the Company’s 2020 Proxy Materials. To be considered for inclusion in our proxy statement for our 2020 annual meeting, shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by or before close of business on Tuesday, November 26, 2019 and be submitted in accordance with Rule 14a-8. These shareholder proposals must be in writing and received by the deadline described above at our principal executive offices at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary. If we do not receive a shareholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2020 annual meeting.

Other Shareholder Proposals for Presentation at the 2020 annual meeting. A shareholder proposal that is not submitted for inclusion in our 2020 proxy materials but is instead intended to be presented at the 2020 annual meeting, or that intends to submit a candidate for nomination as director at the 2020 annual meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than 75 days and no later than 45 days prior to the one-year anniversary of March 25, 2019, the date on which the 2019 Proxy Materials were first mailed, as set forth more fully in our Bylaws, and must comply with the other requirements set forth in our Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at our principal executive office: JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary.

Whom should I call if I have any questions?

If you have any questions about your ownership of Company voting stock, please contact our transfer agent at:

American Stock Transfer & Trust Company LLC
6201 15th Avenue
Brooklyn, New York 11219
Internet: www.astfinancial.com
Telephone: (866) 668-6551
Email: info@astfinancial.com
(reference JELD-WEN Holding, Inc. in the subject line)

If you have any questions about voting or the Annual Meeting, please contact the Company’s Shareholder Services team at:

JELD-WEN Holding, Inc. Shareholder Services
2645 Silver Crescent Drive
Charlotte, North Carolina 28273
Toll Free: 877.592.7575
Fax: 704.246.5009
Email: ShareholderServices@jeldwen.com

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Incorporation by Reference

The Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.

Access to Reports and Other Information

We file or furnish our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is investors.jeld-wen.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to JELD-WEN Holding, Inc. Attention: Corporate Secretary, at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. References to our website in this Proxy Statement are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

List of Company Shareholders

A list of our shareholders as of March 11, 2019, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. The list of shareholders will also be available for such examination at the Annual Meeting.

Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named on the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

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JELD-WEN HOLDING, INC.
2645 SILVER CRESCENT DRIVE
CHARLOTTE, NC 28273 USA

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/08/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/08/2019 for shares held directly and by 11:59 P.M. ET on 05/06/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) William F. Banholzer 02) Martha Byorum 03) Greg G. Maxwell 04) Matthew Ross

The Board of Directors recommends you vote FOR Proposals 2 and 3.

	For	Against	Abstain
2. To approve, by non-binding advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000411853_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF
JELD-WEN HOLDING, INC.

The undersigned hereby appoints Laura Doerre and James Hayes, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of JELD-WEN HOLDING, INC. Common Stock which the undersigned in entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 09, 2019 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000411853_2 R1.0.1.18

(Continued and to be marked, dated and signed, on the other side)